MONSANTO COMPANY

Explanatory Note
The information contained in this Item has been updated to reflect the retrospective application of new accounting guidance adopted in fiscal 2014. The Company formally adopted the guidance on Sept. 1, 2013.
Accordingly, the Company has updated the presentation of 2013 and 2012 financial instrument disclosures included in the 2013 Annual Report on Form 10-K to be consistent with the accounting guidance adopted in the 2014 fiscal year. These updates are reflected in this Item.
This Item does not reflect events occurring after we filed our 2013 Annual Report on Form 10-K and does not modify or update the disclosures therein in any way, including, without limitation, the Risk Factors or Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2013 Annual Report on Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than to illustrate the retrospective application of newly adopted accounting guidance as described above. For significant developments which have occurred after the filing of the 2013 Annual Report on Form 10-K, refer to our subsequent Quarterly Reports on Form 10-Q, as well as other filings we file with the SEC. This Current Report on Form 8-K should be read in conjunction with our 2013 Annual Report on Form 10-K and such subsequent filings.

PART II
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Management Report
Monsanto Company’s management is responsible for the fair presentation and consistency, in accordance with accounting principles generally accepted in the United States of America, of all the financial information included in this Form 10-K. Where necessary, the information reflects management’s best estimates and judgments.
Management is also responsible for establishing and maintaining an effective system of internal control over financial reporting. The purpose of this system is to provide reasonable assurance that Monsanto’s assets are safeguarded against material loss from unauthorized acquisition, use or disposition, that authorized transactions are properly recorded to permit the preparation of accurate financial information in accordance with generally accepted accounting principles, that records are maintained which accurately and fairly reflect the transactions and dispositions of the company, and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the company. This system of internal control over financial reporting is supported by formal policies and procedures, including a Business Conduct program designed to encourage and assist employees in living up to high standards of integrity, as well as a Code of Ethics for Chief Executive and Senior Financial Officers. Management seeks to maintain the effectiveness of internal control over financial reporting by careful personnel selection and training, division of responsibilities, establishment and communication of policies, and ongoing internal reviews and audits. See Management’s Annual Report on Internal Control over Financial Reporting for Management’s conclusion of the effectiveness of Monsanto’s internal control over financial reporting as of Aug. 31, 2013.
Monsanto’s consolidated financial statements have been audited by Deloitte & Touche LLP, independent registered public accounting firm. Their audits were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), and included a test of financial controls, tests of accounting records, and such other procedures as they considered necessary in the circumstances.
The Audit and Finance Committee, composed entirely of outside directors, meets regularly with management, with the internal auditors and with the independent registered public accounting firm to review accounting, financial reporting, auditing and internal control matters. The committee has direct and private access to the registered public accounting firm and internal auditors.

MONSANTO COMPANY

/s/ Hugh Grant
Hugh Grant
Chairman and Chief Executive Officer
/s/ Pierre Courduroux
Pierre Courduroux
Senior Vice President and Chief Financial Officer
Oct. 23, 2013

MONSANTO COMPANY

Management’s Annual Report on Internal Control over Financial Reporting
Management of Monsanto Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control — Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In conducting our evaluation of the effectiveness of our internal control over financial reporting as of Aug. 31, 2013, we have excluded the acquisitions of GrassRoots Biotechnology, Inc. and certain assets and manufacturing capabilities of Dieckmann GmbH & Co.KG, as permitted by the guidance issued by the Office of the Chief Accountant of the Securities and Exchange Commission. The acquisitions were completed in the third and fourth quarters, respectively, of 2013 and in total constituted less than one percent of total assets as of Aug. 31, 2013, and less than one percent of total revenues for the fiscal year then ended. See Note 4 – Business Combinations – for further discussion of this acquisition and its impact on Monsanto’s Consolidated Financial Statements.
Based on our evaluation under the COSO framework, management concluded that the company maintained effective internal control over financial reporting as of Aug. 31, 2013.
The company’s independent registered public accounting firm, Deloitte & Touche LLP, was appointed by the Audit and Finance Committee of the company’s Board of Directors, and ratified by the company’s shareowners. Deloitte & Touche LLP has audited and reported on the Consolidated Financial Statements of Monsanto Company and subsidiaries and the effectiveness of the company’s internal control over financial reporting. The reports of the independent registered public accounting firm are contained in Item 8 of this Annual Report.
/s/ Hugh Grant
Hugh Grant
Chairman and Chief Executive Officer
/s/ Pierre Courduroux
Pierre Courduroux
Senior Vice President and Chief Financial Officer
Oct. 23, 2013

MONSANTO COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareowners of Monsanto Company:
We have audited the internal control over financial reporting of Monsanto Company and subsidiaries (the "Company") as of August 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Annual Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting of GrassRoots Biotechnology, Inc. and Dieckmann GmbH & Co. KG which were acquired in the third and fourth quarter of 2013, respectively, and whose financial statements constitute less than one percent of total assets as of August 31, 2013 and less than one percent of total revenues for the year ended August 31, 2013. Accordingly, our audit did not include the internal control over financial reporting at GrassRoots Biotechnology, Inc. and Dieckmann GmbH & Co. KG. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of consolidated financial position as of August 31, 2013 and the related statements of consolidated operations, comprehensive income, cash flows, and shareowners’ equity for the year ended August 31, 2013, of the Company and our report dated October 23, 2013 (June 25, 2014 as to Notes 3, 16, 17 and 29 to the consolidated financial statements) expressed an unqualified opinion on those financial statements.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
Oct. 23, 2013

MONSANTO COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareowners of Monsanto Company:
We have audited the accompanying statements of consolidated financial position of Monsanto Company and subsidiaries (the "Company") as of August 31, 2013 and 2012, and the related statements of consolidated operations, comprehensive income, cash flows and shareowners' equity for each of the three years in the period ended August 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of August 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of August 31, 2013, based on the criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 23, 2013 expressed an unqualified opinion on the Company's internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
Oct. 23, 2013 (June 25, 2014 as to Notes 3, 16, 17 and 29)

MONSANTO COMPANY

Statements of Consolidated Operations

	Year Ended Aug. 31,
(Dollars in millions, except per share amounts)	2013	2012	2011
Net Sales	$14,861	$13,504	$11,822
Cost of goods sold	7,208	6,459	5,743
Gross Profit	7,653	7,045	6,079
Operating Expenses:
Selling, general and administrative expenses	2,550	2,390	2,190
Research and development expenses	1,533	1,517	1,386
Restructuring charges, net	—	(10)	1
Total Operating Expenses	4,083	3,897	3,577
Income from Operations	3,570	3,148	2,502
Interest expense	172	191	162
Interest income	(92)	(77)	(74)
Other expense, net	61	46	40
Income from Continuing Operations Before Income Taxes	3,429	2,988	2,374
Income tax provision	915	901	717
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	2,514	2,087	1,657
Discontinued Operations:
Income from operations of discontinued businesses	17	10	3
Income tax provision	6	4	1
Income on Discontinued Operations	11	6	2
Net Income	2,525	2,093	1,659
Less: Net income attributable to noncontrolling interest	43	48	52
Net Income Attributable to Monsanto Company	$2,482	$2,045	$1,607
Amounts Attributable to Monsanto Company:
Income from continuing operations	$2,471	$2,039	$1,605
Income on discontinued operations	11	6	2
Net Income Attributable to Monsanto Company	$2,482	$2,045	$1,607
Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$4.63	$3.82	$2.99
Income on discontinued operations	0.02	0.01	0.01
Net Income Attributable to Monsanto Company	$4.65	$3.83	$3.00
Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$4.58	$3.78	$2.96
Income on discontinued operations	0.02	0.01	—
Net Income Attributable to Monsanto Company	$4.60	$3.79	$2.96
Weighted Average Shares Outstanding:
Basic	533.7	534.1	536.5
Diluted	539.7	540.2	542.4
The accompanying notes are an integral part of these consolidated financial statements.

MONSANTO COMPANY

Statements of Consolidated Comprehensive Income

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Comprehensive Income Attributable to Monsanto Company
Net Income Attributable to Monsanto Company	$2,482	$2,045	$1,607
Other Comprehensive (Loss) Income, Net of Tax:
Foreign currency translation, net of tax of $(24), $0 and $0, respectively	(229)	(872)	510
Postretirement benefit plan activity, net of tax of $80, $(10) and $98, respectively	128	(19)	160
Unrealized net gains (losses) on investment holdings, net of tax of $4, $0 and $0, respectively	9	—	—
Realized net (gains) losses on investment holdings, net of tax of $(3), $3 and $0, respectively	(6)	5	—
Unrealized net derivative (losses) gains, net of tax of $(45), $6 and $77, respectively	(78)	16	110
Realized net derivative (gains) losses, net of tax of $(39), $(35) and $5, respectively	(66)	(50)	1
Total Other Comprehensive (Loss) Income, Net of Tax	(242)	(920)	781
Comprehensive Income Attributable to Monsanto Company	2,240	1,125	2,388
Comprehensive Income Attributable to Noncontrolling Interests
Net Income Attributable to Noncontrolling Interests	43	48	52
Other Comprehensive Income (Loss), Net of Tax:
Foreign currency translation	(27)	(40)	4
Total Other Comprehensive (Loss) Income, Net of Tax	(27)	(40)	4
Comprehensive Income Attributable to Noncontrolling Interests	16	8	56
Total Comprehensive Income	$2,256	$1,133	$2,444
The accompanying notes are an integral part of these consolidated financial statements.

MONSANTO COMPANY

Statements of Consolidated Financial Position

	As of Aug. 31,
(Dollars in millions, except share amounts)	2013	2012
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2013: $140 and 2012: $120)	$3,668	$3,283
Short-term investments	254	302
Trade receivables, net (variable interest entities restricted - 2013: $0 and 2012: $52)	1,715	1,897
Miscellaneous receivables	748	620
Deferred tax assets	579	534
Inventory, net	2,947	2,839
Other current assets	166	183
Total Current Assets	10,077	9,658
Total property, plant and equipment	9,491	8,835
Less: Accumulated depreciation	4,837	4,470
Property, Plant and Equipment, Net	4,654	4,365
Goodwill	3,520	3,435
Other Intangible Assets, Net	1,226	1,237
Noncurrent Deferred Tax Assets	454	551
Long-Term Receivables, Net	237	376
Other Assets	496	602
Total Assets	$20,664	$20,224
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	$51	$36
Accounts payable	995	794
Income taxes payable	91	75
Accrued compensation and benefits	492	546
Accrued marketing programs	1,078	1,281
Deferred revenues	517	396
Grower production accruals	60	194
Dividends payable	228	200
Customer payable	12	14
Miscellaneous short-term accruals	812	685
Total Current Liabilities	4,336	4,221
Long-Term Debt	2,061	2,038
Postretirement Liabilities	357	543
Long-Term Deferred Revenue	138	245
Noncurrent Deferred Tax Liabilities	469	313
Long-Term Portion of Environmental and Litigation Liabilities	193	213
Other Liabilities	382	615
Shareowners’ Equity:
Common stock (authorized: 1,500,000,000 shares, par value $0.01)
Issued 601,631,267 and 596,136,929 shares, respectively
Outstanding 529,029,712 and 534,373,880 shares, respectively	6	6
Treasury stock 72,601,555 and 61,763,049 shares, respectively, at cost	(4,140)	(3,045)
Additional contributed capital	10,783	10,371
Retained earnings	7,188	5,537
Accumulated other comprehensive loss	(1,278)	(1,036)
Total Monsanto Company Shareowners’ Equity	12,559	11,833
Noncontrolling Interest	169	203
Total Shareowners’ Equity	12,728	12,036
Total Liabilities and Shareowners’ Equity	$20,664	$20,224
The accompanying notes are an integral part of these consolidated financial statements.

MONSANTO COMPANY

Statements of Consolidated Cash Flows

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Operating Activities:
Net Income	$2,525	$2,093	$1,659
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	615	622	613
Bad-debt expense	27	3	3
Stock-based compensation expense	100	128	104
Excess tax benefits from stock-based compensation	(79)	(50)	(36)
Deferred income taxes	176	263	124
Restructuring charges, net	—	(10)	1
Equity affiliate income, net	(17)	(19)	(21)
Net gain on sales of a business or other assets	(17)	(4)	(5)
Other items, net	(77)	2	18
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	222	170	(347)
Inventory, net	(192)	(427)	181
Deferred revenues	50	(39)	85
Accounts payable and other accrued liabilities	(104)	439	586
Restructuring cash payments	—	(12)	(183)
Pension contributions	(75)	(83)	(291)
Other items, net	(414)	(25)	323
Net Cash Provided by Operating Activities	2,740	3,051	2,814
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(716)	(746)	(732)
Maturities of short-term investments	764	746	430
Capital expenditures	(741)	(646)	(540)
Acquisition of businesses, net of cash acquired	(165)	(322)	(99)
Technology and other investments	(88)	(77)	(55)
Other investments and property disposal proceeds	169	11	21
Net Cash Required by Investing Activities	(777)	(1,034)	(975)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	104	(116)	69
Short-term debt proceeds	22	30	84
Short-term debt reductions	(29)	(42)	(74)
Long-term debt proceeds	32	499	299
Long-term debt reductions	(2)	(629)	(193)
Payments on other financing	—	—	(1)
Debt issuance costs	—	(5)	(5)
Treasury stock purchases	(1,095)	(432)	(502)
Stock option exercises	257	117	65
Excess tax benefits from stock-based compensation	79	50	36
Tax withholding on restricted stock and restricted stock units	(10)	(19)	(4)
Dividend payments	(802)	(642)	(602)
Proceeds from noncontrolling interest	133	101	69
Dividend payments to noncontrolling interests	(174)	(77)	(105)
Net Cash Required by Financing Activities	(1,485)	(1,165)	(864)
Cash Assumed from Initial Consolidations of Variable Interest Entities	—	—	77
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(93)	(141)	35
Net Increase in Cash and Cash Equivalents	385	711	1,087
Cash and Cash Equivalents at Beginning of Period	3,283	2,572	1,485
Cash and Cash Equivalents at End of Period	$3,668	$3,283	$2,572
See Note 1 — Background and Basis of Presentation and Note 25 — Supplemental Cash Flow Information for further details.
The accompanying notes are an integral part of these consolidated financial statements.

MONSANTO COMPANY

Statements of Consolidated Shareowners’ Equity

	Monsanto Shareowners
(Dollars in millions, except per share data)	Common Stock	Treasury Stock	Additional Contributed Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)(1)	Reserve for ESOP Debt	Non- Controlling Interest	Total
Balance Aug. 31, 2010	$6	$(2,110)	$9,896	$3,178	$(897)	$(4)	$44	$10,113
Net income	—	—	—	1,607	—	—	52	1,659
Other comprehensive income for 2011	—	—	—	—	781	—	4	785
Treasury stock purchases	—	(503)	—	—	—	—	—	(503)
Restricted stock withholding	—	—	(4)	—	—	—	—	(4)
Issuance of shares under employee stock plans	—	—	65	—	—	—	—	65
Excess tax benefits from stock-based compensation	—	—	36	—	—	—	—	36
Stock-based compensation expense	—	—	103	—	—	—	—	103
Cash dividends of $1.14 per common share	—	—	—	(611)	—	—	—	(611)
Dividend payments to noncontrolling interest	—	—	—	—	—	—	(105)	(105)
Allocation of ESOP shares, net of dividends received	—	—	—	—	—	2	—	2
Proceeds from noncontrolling interest	—	—	—	—	—	—	69	69
Consolidation of VIEs	—	—	—	—	—	—	107	107
Balance Aug. 31, 2011	$6	$(2,613)	$10,096	$4,174	$(116)	$(2)	$171	$11,716
Net income	—	—	—	2,045	—	—	48	2,093
Other comprehensive loss for 2012	—	—	—	—	(920)	—	(40)	(960)
Treasury stock purchases	—	(432)	—	—	—	—	—	(432)
Restricted stock withholding	—	—	(19)	—	—	—	—	(19)
Issuance of shares under employee stock plans	—	—	117	—	—	—	—	117
Excess tax benefits from stock-based compensation	—	—	50	—	—	—	—	50
Stock-based compensation expense	—	—	127	—	—	—	—	127
Cash dividends of $1.28 per common share	—	—	—	(682)	—	—	—	(682)
Dividend payments to noncontrolling interest	—	—	—	—	—	—	(77)	(77)
Allocation of ESOP shares, net of dividends received	—	—	—	—	—	2	—	2
Proceeds from noncontrolling interest	—	—	—	—	—	—	101	101
Balance Aug. 31, 2012	$6	$(3,045)	$10,371	$5,537	$(1,036)	$—	$203	$12,036
Net income	—	—	—	2,482	—	—	43	2,525
Other comprehensive loss for 2013	—	—	—	—	(242)	—	(27)	(269)
Treasury stock purchases	—	(1,095)	—	—	—	—	—	(1,095)
Restricted stock withholding	—	—	(10)	—	—	—	—	(10)
Issuance of shares under employee stock plans	—	—	257	—	—	—	—	257
Excess tax benefits from stock-based compensation	—	—	69	—	—	—	—	69
Stock-based compensation expense	—	—	97	—	—	—	—	97
Cash dividends of $1.56 per common share	—	—	—	(831)	—	—	—	(831)
Dividend payments to noncontrolling interest	—	—	—	—	—	—	(174)	(174)
Acquisition of noncontrolling interest	—	—	(1)	—	—	—	(9)	(10)
Proceeds from noncontrolling interest	—	—	—	—	—	—	133	133
Balance Aug. 31, 2013	$6	$(4,140)	$10,783	$7,188	$(1,278)	$—	$169	$12,728

(1)	See Note 23 — Accumulated Other Comprehensive Loss — for further details of the components of accumulated other comprehensive loss.
The accompanying notes are an integral part of these consolidated financial statements.

MONSANTO COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. BACKGROUND AND BASIS OF PRESENTATION
Monsanto Company, along with its subsidiaries, is a leading global provider of agricultural products for farmers. Monsanto’s seeds, biotechnology trait products and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming and produce better foods for consumers and better feed for animals.
Monsanto manages its business in two segments: Seeds and Genomics and Agricultural Productivity. Through the Seeds and Genomics segment, Monsanto produces leading seed brands, including DEKALB, Asgrow, Deltapine, Seminis and De Ruiter, and Monsanto develops biotechnology traits that assist farmers in controlling insects and weeds. Monsanto also provides other seed companies with genetic material and biotechnology traits for their seed brands. Through the Agricultural Productivity segment, the company manufactures Roundup and Harness brand herbicides and other herbicides. See Note 27 — Segment and Geographic Data — for further details.
In the fourth quarter of 2008, the company announced plans to divest its animal agricultural products business, which focused on dairy cow productivity (the Dairy business) and was previously reported as part of the Agricultural Productivity segment. This transaction was consummated on Oct. 1, 2008. As a result, financial data for this business has been presented as discontinued operations.
Certain reclassifications of prior year amounts within the operating activities section of the Statements of Consolidated Cash Flows have been made to conform to current year presentation. The company has evaluated the impact and does not consider the reclassifications to be material to the consolidated financial statements.
Unless otherwise indicated, “Monsanto” and “the company” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its consolidated subsidiaries, as appropriate to the context.
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Consolidation
The accompanying consolidated financial statements of Monsanto and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the company exercises control and, when applicable, entities for which the company has a controlling financial interest or is the primary beneficiary. Intercompany accounts and transactions have been eliminated in consolidation. The company records income attributable to noncontrolling interest in the Statements of Consolidated Operations for any non-owned portion of consolidated subsidiaries. Noncontrolling interest is recorded within the equity section but separate from Monsanto’s equity in the Statements of Consolidated Financial Position.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are adjusted to reflect actual experience when necessary. Significant estimates and assumptions affect many items in the financial statements. These include allowance for doubtful trade receivables, sales returns and allowances, inventory obsolescence, income tax liabilities and assets and related valuation allowances, asset impairments, valuations of goodwill and other intangible assets, employee benefit plan assets and liabilities, value of equity-based awards, customer incentive program liabilities, grower accruals (an estimate of amounts payable to farmers who grow seed for Monsanto), restructuring reserves, self-insurance reserves, environmental reserves, deferred revenue, contingencies, litigation, incentives and the allocation of corporate costs to segments. Significant estimates and assumptions are also used to establish the fair value and useful lives of depreciable tangible and certain intangible assets. Actual results may differ from those estimates and assumptions, and such results may affect income, financial position, or cash flows.
Revenue Recognition
The company derives most of its revenue from three main sources: sales of branded conventional seed and branded seed with biotechnology traits; royalties and license revenues from licensed biotechnology traits and genetic material; and sales of agricultural chemical products. Monsanto follows the Revenue Recognition topic of the ASC.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenues from all seed sales are recognized when the title to the products is transferred. The company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreement, delivery has occurred, performance is complete, expected returns can be reasonably estimated and pricing is fixed or determinable at the time of sale. When the right of return exists in the company’s seed business, sales revenues are reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions and changes in customer demand.
The Revenue Recognition topic of the ASC affects Monsanto’s recognition of license revenues from biotechnology traits sold through third-party seed companies. The company may enter into multiple element arrangements, including those where a customer purchases technology and licenses. When elements of a multiple element arrangement do not have stand alone value, we account for such elements as a combined unit of accounting. We allocate revenue to each unit of accounting in a multiple element arrangement based upon the relative selling price of each deliverable. When applying the relative selling price method, we determine the selling price for each deliverable by using vendor-specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a unit of accounting, we use our best estimate of selling price for that unit of accounting. When we use our best estimate to determine selling price, significant judgment is required. The significant assumptions used to estimate selling price for significant units of accounting may consist of cost, gross margin objectives or forecasted customer selling volumes. Changes in assumptions used to estimate selling price could result in a different allocation of arrangement consideration across the units of accounting within an arrangement. Revenue allocated to each unit of accounting is recognized when all revenue recognition criteria for that unit of accounting has been met. License revenue, including those within multiple element arrangements, is generally recognized over the contract period as third-party seed companies sell seed containing Monsanto traits, which can be from one year up to the related patent term.
Primarily in Brazil, Monsanto has a point-of-delivery collection system for certain royalties for soybeans and cotton to record revenue when the grain containing our technology is delivered and commercialized at the grain handlers and the collection cycle is complete.
Revenues for agricultural chemical products are recognized when title to the products is transferred. The company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreements, delivery has occurred, performance is complete, no right of return exists and pricing is fixed or determinable at the time of sale.
There are several additional conditions for recognition of revenue including that the collection of sales proceeds must be reasonably assured based on historical experience and current market conditions and that there must be no consequential remaining performance obligations under the sale or the royalty or license agreement.
To reduce credit exposure primarily in Latin America, Monsanto collects payments on certain customer accounts in grain. In those circumstances in Argentina when Monsanto participates in the negotiation of the forward sales contract, Monsanto records revenue and related cost of sale for the grain on a net basis. In those circumstances in Brazil when Monsanto does not participate in the negotiation of the forward sales contract and does not take physical custody of the grain or assume the associated inventory risk, Monsanto does not record revenue or the related cost of sales for the grain. Such payments in grain are negotiated at or near the time Monsanto’s products are sold to the customers and are valued at the prevailing grain commodity prices. By entering into forward sales contracts with grain merchants, Monsanto mitigates the commodity price exposure from the time a contract is signed with a customer until the time a grain merchant collects the grain from the customer on Monsanto’s behalf. The grain merchant converts the grain to cash for Monsanto. These forward sales contracts do not qualify for hedge accounting under the Derivatives and Hedging topic of the ASC. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
Promotional, Advertising and Customer Incentive Program Costs
Promotional and advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the Statements of Consolidated Operations. Advertising costs were $95 million, $87 million and $100 million in 2013, 2012 and 2011, respectively. Customer incentive program costs are recorded in accordance with the Revenue Recognition topic of the ASC, based on specific performance criteria met by our customers, such as purchase volumes, promptness of payment and market share increases. The cost of customer incentive programs is generally recorded in net sales in the Statements of Consolidated Operations. As actual customer incentive program expenses are not known at the time of the sale, an estimate based on the best available information (such as historical experience and market research) is used as a basis for recording customer incentive program liabilities. Management analyzes and reviews the customer incentive program balances on a quarterly basis and adjustments are recorded as appropriate. Under certain customer incentive programs, product performance

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and variations in weather can result in free product to customers. The associated cost of this free product is recognized as cost of goods sold in the Statements of Consolidated Operations.
Research and Development Costs
The company accounts for research and development (R&D) costs in accordance with the Research and Development topic of the ASC. Under the Research and Development topic of the ASC, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results are achieved. Acquired in process research and development (IPR&D) costs without alternative uses are recorded on the Statements of Consolidated Financial Position as indefinite-lived intangible assets. The costs of purchased IPR&D that have alternative future uses are capitalized and amortized over the estimated useful life of the asset. The costs associated with equipment or facilities acquired or constructed for R&D activities that have alternative future uses are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset. The amortization and depreciation for such capitalized assets are charged to R&D expenses. In fiscal year 2007, Monsanto and BASF announced a long-term joint R&D and commercialization collaboration in plant technology that focuses on high-yielding crops and crops that are tolerant to adverse conditions. The collaboration resulted in shared R&D costs. Only Monsanto’s portion has been included in research and development expenses in the Statements of Consolidated Operations.
Income Taxes
Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. When a valuation allowance is established, increased or decreased, an income tax charge or benefit is included in the consolidated financial statements and net deferred tax assets are adjusted accordingly. The net deferred tax assets as of Aug. 31, 2013, represent the estimated future tax benefits to be received from taxing authorities or future reductions of taxes payable.
Under the Income Tax topic of the ASC, in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon resolution of the benefit. Tax authorities regularly examine the company’s returns in the jurisdictions in which Monsanto does business. Management regularly assesses the tax risk of the company’s return filing positions and believes its accruals for uncertain tax benefits are adequate as of Aug. 31, 2013, and Aug. 31, 2012.
Cash and Cash Equivalents
All highly liquid investments (defined as investments with a maturity of 3 months or less when purchased) are considered cash equivalents.
Inventory Valuation and Obsolescence
Inventories are stated at the lower of cost or market, and an inventory reserve would permanently reduce the cost basis of inventory. Inventories are valued as follows:
Seeds and Genomics: Actual cost is used to value raw materials such as treatment chemicals and packaging, as well as goods in process. Costs for substantially all finished goods, which include the cost of carryover crops from the previous year, are valued at weighted-average actual cost. Weighted-average actual cost includes field growing and harvesting costs, plant conditioning and packaging costs, and manufacturing overhead costs.

Agricultural Productivity: Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Variances, exclusive of abnormally low volume and operating performance, are capitalized into inventory. Standard cost includes direct labor and raw materials, and manufacturing overhead based on normal capacity. The cost of the Agricultural Productivity segment inventories in the United States (approximately 9 percent of total company inventory as of Aug. 31, 2013, and 8 percent as of Aug. 31, 2012) is determined by using the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of inventories outside of the United States, as well as supplies inventories in the United States, is determined by using the first-in, first-out (FIFO) method; FIFO is used outside

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of the United States because the requirements in the countries where Monsanto maintains inventories generally do not allow the use of the LIFO method. Inventories at FIFO approximate current cost.
In accordance with the Inventory topic of the ASC, Monsanto records abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges and allocates fixed production overhead to the costs of conversion based on the normal capacity of the production facilities.
Monsanto establishes allowances for obsolescence of inventory equal to the difference between the cost of inventory (if higher) and the estimated market value, based on assumptions about future demand and market conditions. The company regularly evaluates the adequacy of our inventory obsolescence reserves. If economic and market conditions are different from those anticipated, inventory obsolescence could be materially different from the amounts provided for in the company’s consolidated financial statements. If inventory obsolescence is higher than expected, cost of goods sold will be increased, and inventory, net income, and shareowners’ equity will be reduced.
Goodwill
Monsanto follows the guidance of the Business Combinations topic of the ASC, in recording the goodwill arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed.
Under the Intangibles – Goodwill and Other topic of the ASC, goodwill is not amortized and is subject to annual impairment tests. A fair-value-based test is applied at the reporting unit level, which is generally at or one level below the operating segment level. The test compares the fair value of the company’s reporting units to the carrying value of those reporting units. This test requires various judgments and estimates. The fair value of goodwill is determined using an estimate of future cash flows of the reporting unit and a risk-adjusted discount rate to compute a net present value of future cash flows. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized assets and liabilities of the reporting unit. Goodwill is tested for impairment at least annually, or more frequently if events or circumstances indicate it might be impaired. Goodwill was last tested for impairment as of Mar. 1, 2013. See Note 11 — Goodwill and Other Intangible Assets — for further discussion of the annual impairment test.
Other Intangible Assets
Other intangible assets consist primarily of acquired seed germplasm, acquired intellectual property, trademarks and customer relationships. Seed germplasm is the genetic material used in new seed varieties. Germplasm is amortized on a straight-line basis over useful lives ranging from 5 years for completed technology germplasm to a maximum of 30 years for certain core technology germplasm. Completed technology germplasm consists of seed hybrids and varieties that are commercially available. Core technology germplasm is the collective germplasm of inbred and hybrid seeds and has a longer useful life as it is used to develop new seed hybrids and varieties. Acquired intellectual property includes intangible assets related to acquisitions and licenses through which Monsanto has acquired the rights to various research and discovery technologies. These encompass intangible assets such as enabling processes and data libraries necessary to support the integrated genomics and biotechnology platforms. These intangible assets have alternative future uses and are amortized over useful lives ranging from 3 to 18 years. The useful lives of acquired germplasm and acquired intellectual property are determined based on consideration of several factors including the nature of the asset, its expected use, length of licensing agreement or patent and the period over which benefits are expected to be received from the use of the asset.

Monsanto has a broad portfolio of trademarks and patents, including trademarks for Roundup (for herbicide products); Roundup Ready, Bollgard, Bollgard II, YieldGard, YieldGard VT, Roundup Ready 2 Yield and SmartStax (for traits); DEKALB, Asgrow, Deltapine and Vistive (for agricultural seeds); Seminis and De Ruiter (for vegetable seeds); and patents for our insect-protection traits, formulations used to make our herbicides and various manufacturing processes. The amortization period for trademarks and patents ranges from 1 to 30 years. Trademarks are amortized on a straight-line basis over their useful lives. The useful life of a trademark is determined based on the estimated market-life of the associated company, brand or product. Patents are amortized on a straight-line basis over the period in which the patent is legally protected, the period over which benefits are expected to be received, or the estimated market-life of the product with which the patent is associated, whichever is shorter.
In conjunction with acquisitions, Monsanto obtains access to the distribution channels and customer relationships of the acquired companies. These relationships are expected to provide economic benefits to Monsanto. The amortization period for customer relationships ranges from 2 to 20 years, and amortization is recognized on a straight-line basis over these periods. The

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amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on the company’s historical experience of customer attrition rates.
In accordance with the Intangibles – Goodwill and Other topic of the ASC, all amortizable intangible assets are assessed for impairment whenever events indicate a possible loss. Such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the recorded value of the intangible asset, the carrying amount of the intangible is reduced by the estimated cash-flow shortfall on a discounted basis, and a corresponding loss is charged to the Statement of Consolidated Operations. See Note 11 — Goodwill and Other Intangible Assets — for further discussion of Monsanto’s intangible assets.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost. Additions and improvements are capitalized; these include all material, labor and engineering costs to design, install or improve the asset and interest costs on construction projects. Such costs are not depreciated until the assets are placed in service. Routine repairs and maintenance are expensed as incurred. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset — weighted-average periods of approximately 25 years for buildings, 10 years for machinery and equipment and 5 years for software. In compliance with the Property, Plant and Equipment topic of the ASC, long-lived assets are reviewed for impairment whenever in management’s judgment conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted cash flows.
Asset Retirement Obligations and Environmental Remediation Liabilities
Monsanto follows the Asset Retirement and Environmental Obligations topic of the ASC, which addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Monsanto has asset retirement obligations with carrying amounts totaling $86 million and $79 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively, primarily relating to its manufacturing facilities. The change in carrying value as of Aug. 31, 2013, consisted of $6 million for accretion expense and $1 million in increased costs.
Monsanto follows the Asset Retirement and Environmental Obligations topic of the ASC, which provides guidance for recognizing, measuring and disclosing environmental remediation liabilities. Monsanto accrues these costs in the period when responsibility is established and when such costs are probable and reasonably estimable based on current law and existing technology. Postclosure and remediation costs for hazardous waste sites and other waste facilities at operating locations are accrued over the estimated life of the facility, as part of its anticipated closure cost.
Litigation and Other Contingencies
Monsanto is involved in various intellectual property, biotechnology, tort, contract, antitrust, shareowner claims, environmental and other litigation, claims and legal proceedings; environmental remediation; and government investigations (see Note 26 — Commitments and Contingencies). Management routinely assesses the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. In accordance with the Contingencies topic of the ASC, accruals for such contingencies are recorded to the extent that management concludes their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, past experience, scientific and other evidence, interpretation of relevant laws or regulations and the specifics and status of each matter. If the assessment of the various factors changes, the estimates may change. That may result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.
Guarantees
Monsanto is subject to various commitments under contractual and other commercial obligations. The company recognizes liabilities for contingencies and commitments under the Guarantees topic of the ASC. For additional information on the company’s commitments and other contractual and commercial obligations, see Note 26 — Commitments and Contingencies.

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Foreign Currency Translation
The financial statements for most of Monsanto’s ex-U.S. operations are translated to U.S. dollars at current exchange rates. For assets and liabilities, the fiscal year-end rate is used. For revenues, expenses, gains and losses, an approximation of the average rate for the period is used. Unrealized currency adjustments in the Statements of Consolidated Financial Position are accumulated in equity as a component of accumulated other comprehensive loss. The financial statements of ex-U.S. operations in highly inflationary economies are translated at either current or historical exchange rates at the time they are deemed highly inflationary, in accordance with the Foreign Currency Matters topic of the ASC. These currency adjustments are included in net income. Based on the Consumer Price Index (CPI), Monsanto designated Venezuela as a hyperinflationary country effective June 1, 2009.
Significant translation exposures include the Brazilian real, the European euro, the Mexican peso, the Canadian dollar, the Australian dollar, and the Romanian leu. Currency restrictions are not expected to have a significant effect on Monsanto’s cash flow, liquidity or capital resources.
Derivatives and Other Financial Instruments
Monsanto uses financial derivative instruments and natural hedges to limit its exposure to changes in foreign currency exchange rates, commodity prices and interest rates. Monsanto does not use financial derivative instruments for the purpose of speculating in foreign currencies, commodities or interest rates. Monsanto continually monitors its underlying market risk exposures and believes that it can modify or adapt its hedging strategies as needed.
In accordance with the Derivatives and Hedging topic of the ASC, all derivatives, whether designated for hedging relationships or not, are recognized in the Statements of Consolidated Financial Position at their fair value. At the time a derivative contract is entered into, Monsanto designates each derivative as: (1) a hedge of the fair value of a recognized asset or liability (a fair-value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a cash-flow hedge), (3) a foreign-currency fair-value or cash-flow hedge (a foreign-currency hedge), (4) a foreign-currency hedge of the net investment in a foreign subsidiary or (5) a derivative that does not qualify for hedge accounting treatment.
Changes in the fair value of a derivative that is considered highly effective, and that is designated as and qualifies as a fair-value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded in current-period net income. Changes in the fair value of a derivative that is considered highly effective, and that is designated as and qualifies as a cash-flow hedge, to the extent that the hedge is effective, are recorded in accumulated other comprehensive loss until net income is affected by the variability from cash flows of the hedged item. Any hedge ineffectiveness is included in current-period net income. Changes in the fair value of a derivative that is considered highly effective, and that is designated as and qualifies as a foreign-currency hedge, are recorded either in current-period net income or in accumulated other comprehensive loss, depending on whether the hedging relationship satisfies the criteria for a fair-value or cash-flow hedge. Changes in the fair value of a derivative that is considered highly effective, and that is designated as a foreign-currency hedge of the net investment in a foreign subsidiary, are recorded in the accumulated foreign currency translation. Changes in the fair value of derivative instruments not designated as hedges are reported in current-period net income.

Monsanto formally and contemporaneously documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and its strategy for undertaking various hedge transactions. This includes linking all derivatives that are designated as fair-value, cash-flow or foreign-currency hedges either to specific assets and liabilities on the Statements of Consolidated Financial Position, or to firm commitments or forecasted transactions. Monsanto formally assesses a hedge at its inception and on an ongoing basis thereafter to determine whether the hedging relationship between the derivative and the hedged item is still highly effective, and whether it is expected to remain highly effective in future periods, in offsetting changes in fair value or cash flows. When derivatives cease to be highly effective hedges, Monsanto discontinues hedge accounting prospectively.
NOTE 3. NEW ACCOUNTING STANDARDS
In July 2013, the FASB issued accounting guidance requiring entities to present unrecognized tax benefits as a reduction to any related deferred tax assets for net operating losses, similar tax losses, or tax credit carryforwards if such settlement is required or expected in the event an uncertain tax position is disallowed. Currently effective U.S. GAAP does not provide explicit guidance on the topic. This new presentation guidance will become effective prospectively for fiscal years, and interim periods within those years, beginning after Dec. 15, 2013. Accordingly, Monsanto will adopt this standard in the first quarter of fiscal

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year 2015. While the company is evaluating the impact this standard will have on the presentation of unrecognized tax benefits in the company's consolidated balance sheet, it will not affect the company's results of operations, financial condition or cash flows.
In February 2013, the FASB issued "Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income," which requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail on these amounts. This standard is effective prospectively for reporting periods beginning after Dec. 15, 2012. Accordingly, Monsanto will adopt this standard in the first quarter of fiscal year 2014. The Company is currently evaluating the impact of adopting this guidance.

In December 2011 and February 2013, the FASB issued an amendment to the Balance Sheet topic of the ASC, which requires entities to disclose both gross and net information about both derivatives and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting agreement. The objective of the disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. This standard is effective for fiscal years, and interim periods within those years, beginning on or after Jan. 1, 2013. Retrospective presentation for all comparative periods presented is required. Monsanto retrospectively adopted this amendment in the first quarter of fiscal year 2014, and the current disclosures herein are reflected of this adoption.

In July 2012, the FASB issued amendments to the Intangibles-Goodwill and Other topic of the ASC. Prior to this amendment the company performs a two-step test as outlined by the ASC. Step one of the two-step indefinite-lived intangible asset impairment test is performed by calculating the fair value of the indefinite-lived intangible asset and comparing the fair value with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, then the company is required to perform the second step of the impairment test to measure the amount of the impairment loss, if any. Under the amendment, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its indefinite-lived intangible assets. Moreover, an entity can bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to step one of the impairment test, and then resume performing the qualitative assessment in any subsequent period. The amendment is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after Sep. 15, 2012. Accordingly, Monsanto will adopt this amendment in fiscal year 2014. The company is currently evaluating the impact of adoption on the consolidated financial statements for the annual impairment test of indefinite-lived intangible assets.

In September 2011, the FASB issued an amendment to the Intangibles-Goodwill and Other topic of the ASC. Prior to the amendment the company performed a two-step test as outlined by the ASC. Step one of the two-step goodwill impairment test is performed by calculating the fair value of the reporting unit and comparing the fair value with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the company is required to perform the second step of the impairment test to measure the amount of the impairment loss, if any. Under the amendment, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the impairment test, and then resume performing the qualitative assessment in any subsequent period. The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after Dec. 15, 2011. Accordingly, Monsanto adopted this amendment when the company performed the annual impairment test during the third quarter of fiscal year 2013.
NOTE 4. BUSINESS COMBINATIONS
2013 Acquisitions: In August 2013, Monsanto acquired certain assets and manufacturing capabilities of Dieckmann GmbH & Co. KG, a business based in Germany which specializes in the breeding of oilseed rape and rye seeds. The acquisition, which

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

qualifies as a business under the Business Combinations topic of the ASC, is expected to complement Monsanto's existing activities in the breeding, production and marketing of oilseed rape in Europe. Acquisition costs were approximately $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations.  The total fair value and cash paid for the acquisition was $30 million. The fair value of the acquisition was primarily allocated to goodwill and intangibles.  The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology.  The goodwill is deductible for tax purposes.
In June 2013, Monsanto acquired 100 percent of the outstanding stock of GrassRoots Biotechnology, Inc., a business based in Durham, North Carolina that is focused on gene expression and other agriculture technologies. The acquisition of the company, which qualifies as a business under the Business Combinations topic of the ASC, is expected to complement Monsanto's existing research platforms. Acquisition costs were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The total fair value and cash paid for the acquisition was $15 million (net of cash acquired). The fair value of the acquisition was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is not deductible for tax purposes.
In March 2013, Monsanto acquired substantially all of the assets of Rosetta Green Ltd., a business based in Israel which specializes in the identification and use of unique genes to guide key processes in major crops including corn, soybeans and cotton. The acquisition of the company, which qualifies as a business under the Business Combinations topic of the ASC, is expected to complement Monsanto's existing research platforms. Acquisition costs were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The total fair value and cash paid for the acquisition was $35 million. The fair value of the acquisition was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is deductible for tax purposes.
In January 2013, Monsanto acquired select assets of Agradis, Inc., a business focused on developing sustainable agricultural solutions. The acquisition, which qualifies as a business under the Business Combinations topic of the ASC, is intended to support Monsanto's efforts to provide farmers with sustainable biological products to improve crop health and productivity. Acquisition costs incurred were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The total cash paid and the fair value of the acquisition was $85 million, and the purchase price was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is deductible for tax purposes.
For the acquisitions described above, the business operations and employees of the acquired entities were included in the Seeds and Genomics reportable segment results upon acquisition. The estimated fair values of the assets and liabilities, summarized in the table below, of the acquired entities represent the preliminary purchase price allocations. The allocations of the acquired entities will be finalized as soon as the information becomes available, however, not to exceed one year from the acquisition dates.

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(Dollars in millions)	2013 Aggregate Acquisitions
Current Assets	$6
Property, Plant and Equipment	4
Goodwill(1)	110
Other Intangible Assets	12
Acquired In-process Research and Development	45
Other Assets	2
Total Assets Acquired	179
Current Liabilities	7
Other Liabilities	1
Total Liabilities Assumed	8
Net Assets Acquired	$171
Supplemental Information:
Net assets acquired	$171
Cash acquired	6
Cash paid, net of cash acquired	$165

(1)	The total amount of goodwill that is deductible for tax purpose is $95 million.
Pro forma information related to the 2013 acquisitions is not presented because the impact of these acquisitions, either individually or in the aggregate, on Monsanto’s consolidated results of operations is not expected to be significant.
The following table presents details of the definite life acquired identifiable intangible assets:

(Dollars in millions)	Weighted-Average Life (Years)	Useful Life (Years)	Aggregate Acquisitions
Acquired Germplasm	11	7-13	$6
Acquired Intellectual Property	17	17-18	4
Customer Relationships	12	12	2
Other Intangible Assets			$12
2012 Acquisitions: In June 2012, Monsanto acquired 100 percent of the outstanding stock of Precision Planting, Inc., a planting technology developer based in Tremont, Illinois. Precision Planting develops technology to improve yields through on-farm planting performance. The acquisition of the company will become part of Monsanto’s Integrated Farming Systems unit, which utilizes advanced agronomic practices, seed genetics and innovative on-farm technology to deliver optimal yield to farmers while using fewer resources. Acquisition costs incurred in fiscal year 2012 were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The acquisition of Precision Planting qualifies as a business under the Business Combinations topic of the ASC. The total fair value of the acquisition was $255 million, including contingent consideration of $39 million, and the total cash paid for the acquisition was $209 million (net of cash acquired). The fair value was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is deductible for tax purposes. The contingent consideration is to be paid in cash if certain operational and financial milestones are met on or before Aug. 31, 2020, up to a maximum target of $40 million. The estimated acquisition date fair value of the long-term other liability for the contingent consideration reflects a discount at a credit adjusted risk-free interest rate for the expected timing of each payment. See Note 16 —Fair Value Measurements — for further information.
In September 2011, Monsanto acquired 100 percent of the outstanding stock of Beeologics, a technology start-up business based in Israel, which researches and develops biological tools to provide targeted control of pests and diseases. The acquisition of the company, which qualifies as a business under the Business Combinations topic of the ASC, will allow Monsanto to further explore the use of biologicals broadly in agriculture to provide farmers with innovative approaches to the challenges they face. Monsanto intends to use the base technology from Beeologics as a part of its continuing discovery and development pipeline. Acquisition costs were approximately $1 million and were classified as selling, general and administrative expenses in

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

the Statements of Consolidated Operations. The total cash paid and the fair value of the acquisition was $113 million (net of cash acquired), and it was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is deductible for tax purposes.

For the fiscal year 2012 acquisitions described above, the business operations and employees of the acquired entities were included in the Seeds and Genomics segment results upon acquisition. There have been no significant changes to the purchase price allocations.
Pro forma information related to the 2012 acquisitions is not presented because the impact of these acquisitions, either individually or in the aggregate, on Monsanto’s consolidated results of operations is not expected to be significant.
2011 Acquisitions: In February 2011, Monsanto acquired 100 percent of the outstanding stock of Divergence, Inc., a biotechnology research and development company located in St. Louis, Missouri. Acquisition costs were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The total cash paid and the fair value of the acquisition was $71 million (net of cash acquired), and the purchase price was primarily allocated to intangibles and goodwill. The primary items that generated the goodwill were the premium paid by the company for the right to control the business acquired and the value of the acquired assembled workforce. The goodwill is not deductible for tax purposes.
In December 2010, Monsanto acquired 100 percent of the outstanding stock of Pannon Seeds, a seed processing plant located in Hungary, from IKR Production Development and Commercial Corporation. The acquisition of this plant, which qualifies as a business under the Business Combinations topic of the ASC, allows Monsanto to reduce third party seed production in Hungary. Acquisition costs were less than $1 million and were classified as selling, general and administrative expenses in the Statements of Consolidated Operations. The total fair value of the acquisition was $32 million, and the purchase price was primarily allocated to fixed assets and goodwill. This fair value includes $28 million of cash paid (net of cash acquired) and $4 million related to assumed liabilities. The primary items that generated the goodwill were the premium paid by the company for the right to control the business acquired and the value of the acquired assembled workforce. The goodwill is not deductible for tax purposes.
For the fiscal year 2011 acquisitions described above, the business operations and employees of the acquired entities were included in the Seeds and Genomics segment results upon acquisition. These acquisitions were accounted for as business combinations. Accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the dates of the acquisitions. There have been no significant changes to the purchase price allocations.

Pro forma information related to the 2011 acquisitions is not presented because the impact of these acquisitions, either individually or in the aggregate, on Monsanto’s consolidated results of operations is not expected to be significant.
NOTE 5. RESTRUCTURING
Restructuring charges were recorded in the Statements of Consolidated Operations as follows:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Costs of Goods Sold(1)	$—	$—	$(2)
Restructuring Charges, Net(1)(2)	—	10	(1)
Income (Loss) from Continuing Operations Before Income Taxes	—	10	(3)
Income Tax (Expense) Benefit	—	(3)	4
Net Income	$—	$7	$1

(1)
For the fiscal year ended 2011, the $2 million of restructuring charges recorded in cost of goods sold related to the Seeds and Genomics segment. For the fiscal year ended 2012, the $10 million of restructuring reversals recorded in restructuring charges, net, related to the Seeds and Genomics segment. For the fiscal year ended 2011, the $1 million of restructuring charges were split by segment as follows: $(8) million in Agricultural Productivity and $9 million in Seeds and Genomics.

(2)
The restructuring charges for the fiscal years ended 2012 and 2011 included reversals of $10 million and $37 million, respectively, related to the 2009 Restructuring Plan. The reversals primarily related to severance. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

On June 23, 2009, the company’s Board of Directors approved a restructuring plan (2009 Restructuring Plan) to take future actions to reduce costs in light of the changing market supply environment for glyphosate. These actions were designed to enable Monsanto to stabilize the Agricultural Productivity business and allow it to deliver optimal gross profit and a sustainable level of operating cash in the coming years, while better aligning spending and working capital needs. The company also announced that it would take steps to better align the resources of its global seeds and traits business. These actions included certain product and brand rationalization within the seed businesses. On Sept. 9, 2009, the company committed to take additional actions related to the previously announced restructuring plan. Furthermore, while implementing the plan, the company identified additional opportunities to better align the company’s resources, and on Aug. 26, 2010, committed to take additional actions. The plan was substantially completed in the first quarter of fiscal year 2011, and the remaining payments were made in fiscal year 2012.
The following table displays the pretax charges incurred by segment under the 2009 Restructuring Plan for the fiscal years ended 2013, 2012 and 2011, as well as the cumulative pretax charges of $723 million under the 2009 Restructuring Plan.

	Year Ended Aug. 31, 2013			Year Ended Aug. 31, 2012			Year Ended Aug. 31, 2011
	Seeds and	Agricultural		Seeds and	Agricultural		Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total	Genomics	Productivity	Total	Genomics	Productivity	Total
Work Force Reductions	$—	$—	$—	$(10)	$—	$(10)	$(21)	$(11)	$(32)
Facility Closures /Exit Costs	—	—	—	—	—	—	26	3	29
Asset Impairments
Property, plant and equipment	—	—	—	—	—	—	4	—	4
Inventory	—	—	—	—	—	—	2	—	2
Other intangible assets	—	—	—	—	—	—	—	—	—
Total Restructuring Charges, Net	$—	$—	$—	$(10)	$—	$(10)	$11	$(8)	$3

	Cumulative Amount through Aug. 31, 2013
	Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total
Work Force Reductions	$229	$99	$328
Facility Closures / Exit Costs	75	81	156
Asset Impairments
Property, plant and equipment	43	5	48
Inventory	119	13	132
Other intangible assets	59	—	59
Total Restructuring Charges, Net	$525	$198	$723
The company’s written human resource policies are indicative of an ongoing benefit arrangement with respect to severance packages. Benefits paid pursuant to an ongoing benefit arrangement are specifically excluded from the Exit or Disposal Cost Obligations topic of the ASC, therefore severance charges incurred in connection with the 2009 Restructuring Plan are accounted for when probable and estimable as required under the Compensation – Nonretirement Postemployment Benefits topic of the ASC. In addition, when the decision to commit to a restructuring plan requires an asset impairment review, Monsanto evaluates such impairment issues under the Property, Plant and Equipment topic of the ASC.
In fiscal year 2012, pretax restructuring reversals of $10 million were recorded. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition.
In fiscal year 2011, pretax restructuring charges of $3 million were recorded. The facility closures/exit costs of $29 million related primarily to the finalization of the termination of a corn toller contract in the United States. In workforce reductions, approximately $13 million of additional charges were offset by $37 million of reserve reversals and $8 million of reversals of additional paid in capital for growth shares and stock options. In asset impairments, property, plant and equipment impairments

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

of $4 million related to certain information technology assets in the United States. Inventory impairments of $2 million were recorded in cost of goods sold related to discontinued corn and sorghum seed products in the United States.
The following table summarizes the activities related to the company’s 2009 Restructuring Plan.

(Dollars in millions)	Work Force Reductions	Facility Closures / Exit Costs	Asset Impairments	Total
Ending Liability as of Aug. 31, 2010	$153	$44	$—	$197
Restructuring charges recognized in fiscal year 2011	(32)	29	6	3
Cash payments	(110)	(73)	—	(183)
Asset impairments and write-offs	—	—	(6)	(6)
Reversal of acceleration of stock-based compensation expense in additional contributed capital	8	—	—	8
Foreign currency impact	5	—	—	5
Ending Liability as of Aug. 31, 2011	$24	$—	$—	$24
Restructuring charges recognized in fiscal year 2012	(10)	—	—	(10)
Cash payments	(12)	—	—	(12)
Asset impairments and write-offs	—	—	—	—
Reversal of acceleration of stock-based compensation expense in additional contributed capital	—	—	—	—
Foreign currency impact	(2)	—	—	(2)
Ending Liability as of Aug. 31, 2012 and Aug. 31, 2013	$—	$—	$—	$—
NOTE 6. RECEIVABLES
The following table displays a roll forward of the allowance for doubtful trade receivables for fiscal years 2011, 2012 and 2013.

(Dollars in millions)
Balance Aug. 31, 2010	$143
Deductions — credited against expense	(8)
Other(1)	(37)
Balance Aug. 31, 2011	$98
Additions — charged to expense	14
Other(1)	(48)
Balance Aug. 31, 2012	$64
Additions — charged to expense	32
Other(1)	(28)
Balance Aug. 31, 2013	$68

(1)	Includes reclassifications to long-term, write-offs, recoveries and foreign currency translation adjustments.
Effective with the second quarter of 2011, the company adopted the amended guidance in the Receivables topic of the ASC which requires greater transparency about a company’s allowance for credit losses and the credit quality of its financing receivables. The company has financing receivables that represent long-term customer receivable balances related to past due accounts which are not expected to be collected within the current year. The long-term customer receivables were $112 million and $156 million with a corresponding allowance for credit losses on these receivables of $104 million and $141 million, as of Aug. 31, 2013, and Aug. 31, 2012, respectively. These long-term customer receivable balances and the corresponding allowance are included in long-term receivables, net on the Statements of Consolidated Financial Position. For these long-term customer receivables, interest is no longer accrued when the receivable is determined to be delinquent and classified as long-term based on estimated timing of collection.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table displays a roll forward of the allowance for credit losses related to long-term customer receivables for fiscal years 2011, 2012 and 2013.

(Dollars in millions)
Balance Aug. 31, 2010	$226
Incremental Provision	20
Recoveries	(9)
Other(1)	(24)
Balance Aug. 31, 2011	$213
Incremental Provision	3
Recoveries	(14)
Write-Offs	(54)
Other(2)	(7)
Balance Aug. 31, 2012	$141
Incremental Provision	7
Recoveries	(1)
Write-Offs	(47)
Other(2)	4
Balance Aug. 31, 2013	$104

(1)	Includes reclassifications from the allowance for current receivables, write-offs and foreign currency translation adjustments.

(2)	Includes reclassifications from the allowance for current receivables and foreign currency translation adjustments.
In addition, the company has long-term contractual receivables. These receivables are collected at fixed and determinable dates in accordance with the customer long-term agreement. The long-term contractual receivables were $229 million and $361 million, as of Aug. 31, 2013, and Aug. 31, 2012, respectively, and did not have any allowance recorded related to these balances. These receivables are included in long-term receivables, net on the Statements of Consolidated Financial Position. There are no balances related to these long-term contractual receivables that are past due. These receivables are outstanding with large, reputable companies who have been timely with scheduled payments thus far and are considered to be fully collectible. These receivables were first recorded at their then net present value of future cash flows. Interest accretion is recorded within interest income in the Statements of Consolidated Operations to bring the receivables to the full realizable payment amount.
On an ongoing basis, the company evaluates credit quality of its financing receivables utilizing aging of receivables, collection experience and write-offs, as well as evaluating existing economic conditions, to determine if an allowance is necessary.

NOTE 7. CUSTOMER FINANCING PROGRAMS
Monsanto participates in customer financing programs as follows:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Transactions that Qualify for Sales Treatment
U.S. agreement to sell trade receivables(1)
Outstanding balance	$348	$291
Maximum future payout under recourse provisions	19	17
European agreements to sell trade receivables(2)
Outstanding balance	$44	$34
Maximum future payout under recourse provisions	41	21
Agreements with Lenders(3)
Outstanding balance	$45	$85
Maximum future payout under the guarantee	32	56

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The gross amount of receivables sold under transactions that qualify for sales treatment were:

	Gross Amount of Receivables Sold
	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Transactions that Qualify for Sales Treatment
U.S. agreement to sell trade receivables(1)	$349	$506	$3
European agreements to sell trade receivables(2)	16	62	61

(1)
Monsanto has an agreement in the United States to sell trade receivables up to a maximum outstanding balance of $500 million and to service such accounts. These receivables qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The agreement includes recourse provisions and thus a liability is established at the time of sale that approximates fair value based upon the company’s historical collection experience and a current assessment of credit exposure.

(2)
Monsanto has various agreements in European countries to sell trade receivables, both with and without recourse. The sales within these programs qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The liability for the guarantees for sales with recourse is recorded at an amount that approximates fair value, based on the company’s historical collection experience for the customers associated with the sale of the receivables and a current assessment of credit exposure.

(3)
Monsanto has additional agreements with lenders to establish programs that provide financing for select customers in the United States, Brazil, Latin America and Europe. Monsanto provides various levels of recourse through guarantees of the accounts in the event of customer default. The term of the guarantee is equivalent to the term of the customer loans. The liability for the guarantees is recorded at an amount that approximates fair value, based on the company’s historical collection experience with customers that participate in the program and a current assessment of credit exposure. If performance is required under the guarantee, Monsanto may retain amounts that are subsequently collected from customers.

In addition to the arrangements in the above table, Monsanto also participates in a financing program in Brazil that allowed Monsanto to transfer up to 1 billion Brazilian reais (approximately $420 million) for select customers in Brazil to a revolving financing program. Under the arrangement, a recourse provision requires Monsanto to cover the first credit losses within the program up to the amount of our investment. The company evaluated its relationship with the entity under the guidance within the Consolidation topic of the ASC and, as a result, the entity has been consolidated. For further information on this topic, see Note 8 — Variable Interest Entities.
There were no significant recourse or non-recourse liabilities for all programs as of Aug. 31, 2013, and 2012. There were no significant delinquent loans for all programs as of Aug. 31, 2013, and 2012.

NOTE 8. VARIABLE INTEREST ENTITIES
Monsanto is involved with entities that are deemed to be variable interest entities (VIEs). Monsanto has determined that the company holds variable interests in an entity that is established as a revolving financing program. In addition, Monsanto has various variable interests in biotechnology companies that focus on plant gene and agricultural fungicide research, development and commercialization. These variable interests have also been determined to be VIEs.
Consolidated VIEs
Monsanto has a financing program in Brazil that is recorded as a consolidated VIE. For the most part, the VIE consists of a revolving financing program that is funded by investments from the company and other third parties, primarily investment funds, and has been established to service Monsanto’s customer receivables. As of Aug. 31, 2013, a 91 percent senior interest in the entity is held by third parties, primarily investment funds, and Monsanto holds the remaining 9 percent. As of Aug. 31, 2012, an 88 percent senior interest in the entity was held by third parties, primarily investment funds, and Monsanto held the remaining 12 percent interest. As of Aug. 31, 2013, under the agreement, Monsanto is required to maintain an investment in the VIE of at least 9 percent and could be required to provide additional contributions to the VIE. As of Aug. 31, 2012, under the agreement, Monsanto was required to maintain an investment in the VIE of at least 12 percent. Monsanto currently has no unfunded commitments to the VIE. See Note 7 — Customer Financing Programs — for additional information regarding the revolving financing arrangement.
Creditors have no recourse against Monsanto in the event of default by the VIE. The company’s financial or other support provided to the VIE is limited to its investment. Even though Monsanto holds a subordinate interest in the VIE, the VIE was established to service transactions involving the company and the company determines the receivables that are included in the revolving financing program. Therefore, the determination is that Monsanto has the power to direct the activities most significant to the economic performance of the VIE. As a result, the company is the primary beneficiary of the VIE and the VIE has been consolidated in Monsanto’s Consolidated Financial Statements. The assets of the VIE may only be used to settle the

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

obligations of the respective entity. Third-party investors in the VIE do not have recourse to the general assets of Monsanto other than the maximum exposure to loss relating to the VIE. The following table presents the carrying value of assets and liabilities, which are identified as restricted assets and liabilities on the company’s Statements of Consolidated Financial Position, and the maximum exposure to loss relating to the VIE for which Monsanto is the primary beneficiary.

	Financing Program VIEs
	As of Aug. 31,
(Dollars in millions)	2013	2012
Cash and cash equivalents	$140	$120
Trade receivables, net	—	52
Total Assets	$140	$172
Total Liabilities	—	—
Maximum Exposure to Loss	$—	$23

In June 2013, Monsanto entered into an agreement with a biotechnology company to establish a jointly-owned subsidiary to focus on research and development specifically related to agricultural fungicides. The subsidiary is recorded as a consolidated VIE of Monsanto. As of Aug. 31, 2013, Monsanto's ownership interest in the VIE was less than 1%, with the remaining interest held by a separate third party. Under the arrangement, Monsanto will fund the operations of the VIE in return for additional equity interests up to 35%. The funding, which may total up to $16 million, will be provided in three separate research phases if research milestones are met. Monsanto also holds a call option to acquire 100% of the equity interests in the VIE from the third party majority owner. The call option was granted by the third party majority owner to Monsanto in return for total aggregate payments of $15 million, of which $7 million had been paid by Monsanto as of Aug. 31, 2013. The remaining payments will be made upon achievement of research milestones by the VIE. Even though Monsanto holds a minority interest in the VIE, the VIE was established to perform agricultural-based research and development activities for the benefit of Monsanto, and Monsanto provides all funding of the VIE's activities. Further, Monsanto has the power to direct the activities most significant to the VIE. As a result, Monsanto is the primary beneficiary of the VIE and the VIE has been consolidated in Monsanto's Consolidated Financial Statements. As of Aug. 31, 2013, the VIE had no significant assets or liabilities. Monsanto's maximum exposure to loss as of Aug. 31, 2013 was $11 million, which represents the funding required to be provided to the VIE during the current research phase and the initial consideration paid related to the call option. The third party majority owner of the VIE does not have recourse to the general assets of Monsanto beyond Monsanto's maximum exposure to loss at any given time relating to the VIE.
Non-Consolidated VIEs
Monsanto has variable interests through investments and arrangements with biotechnology companies that focus on plant gene research, development and commercialization. The company has not provided financial or other support with respect to these investments or arrangements other than its original investment. The company also has no implied or unfunded commitments to these VIEs. Monsanto’s maximum exposure to loss on these variable interests is limited to the amount of the company’s investment in the entity. As of Aug. 31, 2012, GrassRoots Biotechnology, Inc. was deemed to be a non-consolidated variable interest entity (VIE). As of Aug. 31, 2013, Monsanto had acquired 100 percent of the outstanding stock of GrassRoots Biotechnology, Inc. See Note 4 — Business Combinations — for further information. The following table presents the carrying value of assets and liabilities and the maximum exposure to loss relating to VIEs that the company does not consolidate:

	Biotechnology VIEs
	As of Aug. 31,
(Dollars in millions)	2013	2012
Property, plant and equipment, net	$4	$5
Other intangible assets, net	3	14
Other assets	—	—
Total Non-Current Assets	$7	$19
Total Liabilities	—	—
Maximum Exposure to Loss	$—	$—

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9. INVENTORY
Components of inventory are:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Finished Goods	$1,079	$1,050
Goods In Process	1,619	1,537
Raw Materials and Supplies	418	395
Inventory at FIFO Cost	3,116	2,982
Excess of FIFO over LIFO Cost	(169)	(143)
Total	$2,947	$2,839
The increase in the excess of FIFO over LIFO cost is primarily the result of increases in certain raw materials and production costs. During 2013, inventory quantities increased, with no liquidation of existing LIFO inventory layers. During 2012, inventory quantities declined, resulting in the liquidation of LIFO inventory layers carried at lower costs than current year purchases and production. The income statement effect of such liquidation on cost of sales was a decrease of approximately $10 million.
Inventory obsolescence reserves are utilized as valuation accounts and effectively establish a new cost basis. The following table displays a roll forward of the inventory obsolescence reserve for fiscal years 2011, 2012 and 2013.

(Dollars in millions)
Balance Aug. 31, 2010	$332
Additions — charged to expense	240
Deductions and other(1)	(234)
Balance Aug. 31, 2011	$338
Additions — charged to expense	266
Deductions and other(1)	(243)
Balance Aug. 31, 2012	$361
Additions — charged to expense	336
Deductions and other(1)	(289)
Balance Aug. 31, 2013	$408

(1)	Deductions and other includes disposals and foreign currency translation adjustments.

NOTE 10. PROPERTY, PLANT AND EQUIPMENT
Components of property, plant and equipment were as follows:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Land and Improvements	$577	$536
Buildings and Improvements	1,979	1,919
Machinery and Equipment	5,357	5,057
Computer Software	705	643
Construction In Progress and Other	873	680
Total Property, Plant and Equipment	9,491	8,835
Less: Accumulated Depreciation	4,837	4,470
Property, Plant and Equipment, Net	$4,654	$4,365

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Gross assets acquired under capital leases of $38 million are included primarily in machinery and equipment as of Aug. 31, 2013, and Aug. 31, 2012. See Note 15 — Debt and Other Credit Arrangements — and Note 26 — Commitments and Contingencies — for related capital lease obligations.
NOTE 11. GOODWILL AND OTHER INTANGIBLE ASSETS
The fiscal year 2013 and 2012 annual goodwill impairment tests were performed as of March 1, 2013, and 2012, respectively, and no indications of goodwill impairment existed as of either date. Goodwill is tested for impairment at least annually, or more frequently if events or circumstances indicate a potential impairment. There were no events or changes in circumstances indicating that goodwill might be impaired as of Aug. 31, 2013. As of fiscal year 2013, accumulated goodwill impairment charges since the adoption of FASB Statement No. 142, Goodwill and Other Intangible Assets (codified in ASC 350) in 2002 were $2 billion. The charges related to Seeds and Genomics and were primarily a result of a change in the valuation method (from an undiscounted cash flow methodology to a discounted cash flow methodology) upon adoption of ASC 350 as well as unanticipated delays in biotechnology acceptance and regulatory approvals.
Changes in the net carrying amount of goodwill for fiscal years 2012 and 2013, by segment, are as follows:

(Dollars in millions)	Seeds and Genomics	Agricultural Productivity	Total
Balance Aug. 31, 2011	$3,308	$57	$3,365
Acquisition activity (see Note 4)	227	—	227
Effect of foreign currency translation adjustments	(157)	—	(157)
Balance Aug. 31, 2012	$3,378	$57	$3,435
Acquisition activity (see Note 4)	110	—	110
Effect of foreign currency translation adjustments	(27)	2	(25)
Balance Aug. 31, 2013	$3,461	$59	$3,520

In fiscal year 2013, goodwill increased due to the current year acquisitions of Agradis, Inc., Rosetta Green, Inc., GrassRoots Biotechnology, Inc., and Dieckmann GMBH & Co. KG partially offset by the effects of foreign currency translation adjustments. See Note 4 — Business Combinations — for further information.

Information regarding the company’s other intangible assets is as follows:

	As of Aug. 31, 2013			As of Aug. 31, 2012
(Dollars in millions)	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Acquired Germplasm	$1,113	$(717)	$396	$1,144	$(707)	$437
Acquired Intellectual Property	1,095	(791)	304	1,085	(771)	314
Trademarks	341	(131)	210	348	(124)	224
Customer Relationships	306	(179)	127	285	(152)	133
Other	177	(91)	86	168	(87)	81
Total Other Intangible Assets, Finite Lives	$3,032	$(1,909)	$1,123	$3,030	$(1,841)	$1,189
In Process Research & Development, Indefinite Lives	103	—	103	48	—	48
Total Other Intangible Assets	$3,135	$(1,909)	$1,226	$3,078	$(1,841)	$1,237
The increase in the carrying amount of total other intangible assets during fiscal year 2013 resulted from the Agradis, Inc., Rosetta Green, Inc., GrassRoots Biotechnology, Inc., and Dieckmann GMBH & Co. KG acquisitions described in Note 4 — Business Combinations. The decrease in net book value of total other intangible assets during fiscal year 2013 primarily resulted from amortization and foreign currency translation adjustments.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Total amortization expense of total other intangible assets was $111 million in fiscal year 2013, $124 million in fiscal year 2012 and $150 million in fiscal year 2011.
The estimated intangible asset amortization expense for each of the five succeeding fiscal years is as follows:

(Dollars in millions)	Amount
2014	$124
2015	124
2016	125
2017	114
2018	86
NOTE 12. INVESTMENTS AND EQUITY AFFILIATES
Investments
As of Aug. 31, 2013, and Aug. 31, 2012, Monsanto has short-term investments outstanding of $254 million and $302 million, respectively. The investments are comprised of commercial paper with original maturities of one year or less. See Note 16 — Fair Value Measurements.
Monsanto has investments in long-term equity securities, which are considered available-for-sale. As of Aug. 31, 2013, and Aug. 31, 2012, these long-term equity securities are recorded in other assets in the Statements of Consolidated Financial Position at a fair value of $22 million and $35 million, respectively. See Note 23 — Accumulated Other Comprehensive Loss.
Monsanto has cost basis investments recorded in other assets in the Statements of Consolidated Financial Position. As of Aug. 31, 2013, and Aug. 31, 2012, these investments were recorded at $67 million and $70 million, respectively. Due to the nature of these investments, the fair market value is not readily determinable. These investments are reviewed for impairment indicators.
No significant impairments were recorded on any investments in fiscal years 2013, 2012 and 2011.

Equity Affiliates
In June 2013, Monsanto sold its 19 percent interest in a seed supplier that produces, conditions and distributes corn and soybean seeds. The sale resulted in a gain of less than $1 million in fiscal year 2013, which was recorded in other expense, net in the Statements of Consolidated Operations. Prior to the sale, Monsanto accounted for this investment as an equity method investment as Monsanto had the ability to exercise significant influence over the seed supplier. As of Aug. 31, 2012, this investment was recorded in other assets in the Statements of Consolidated Financial Position at $70 million.
NOTE 13. DEFERRED REVENUE
In 2008, Monsanto entered into a corn herbicide tolerance and insect control trait technologies agreement with Pioneer Hi-Bred International, Inc. Among its provisions, the agreement modified certain existing corn license agreements between the parties. Under the agreement, which requires fixed annual payments, the company recorded a receivable and deferred revenue of $635 million in first quarter 2008. Cumulative cash receipts will be $725 million over an eight-year period. Revenue of $79 million related to this agreement was recorded in each of the fiscal years 2013, 2012 and 2011. As of Aug. 31, 2013, and Aug. 31, 2012, the remaining receivable balance is $230 million and $313 million, respectively, in the Statements of Consolidated Financial Position. The majority of this balance is included in long-term receivables, and the current portion is included in trade receivables. As of Aug. 31, 2013, and Aug. 31, 2012, the remaining deferred revenue balance is $159 million and $238 million, respectively, of which $79 million is included in short-term deferred revenue in both periods.
In 2008, Monsanto and Syngenta entered into a Genuity Roundup Ready 2 Yield Soybean License Agreement which grants Syngenta access to Monsanto’s Genuity Roundup Ready 2 Yield Soybean technology in consideration of royalty payments from Syngenta, based on sales. The minimum obligation from Syngenta over the nine-year contract period is $81 million. Revenue of $23 million, $6 million and $4 million related to this agreement was recorded in fiscal years 2013, 2012 and 2011, respectively. As of Aug. 31, 2013, and Aug. 31, 2012, the remaining receivable balance is $58 million and $67 million, respectively. The majority of this balance is included in long-term receivables, net in the Statements of Consolidated Financial Position and the current portion is included in trade receivables, net. As of Aug. 31, 2013, and Aug. 31, 2012, the remaining deferred revenue

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

balance is $34 million and $56 million, respectively, of which $24 million and $12 million, respectively, is included in short-term deferred revenue.
NOTE 14. INCOME TAXES
The components of income from continuing operations before income taxes were:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
United States	$2,385	$1,954	$1,640
Outside United States	1,044	1,034	734
Total	$3,429	$2,988	$2,374

The components of income tax provision from continuing operations were:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Current:
U.S. federal	$432	$301	$330
U.S. state	52	49	43
Outside United States	305	310	271
Total Current	$789	$660	$644
Deferred:
U.S. federal	159	252	151
U.S. state	1	15	37
Outside United States	(34)	(26)	(115)
Total Deferred	126	241	73
Total	$915	$901	$717
Factors causing Monsanto’s income tax provision from continuing operations to differ from the U.S. federal statutory rate were:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
U.S. Federal Statutory Rate	$1,200	$1,046	$831
U.S. R&D Tax Credit	(43)	(15)	(34)
U.S. Domestic Manufacturing Deduction	(68)	(67)	(37)
Lower Taxes on Foreign Operations	(78)	(67)	(98)
State Income Taxes	43	42	52
Valuation Allowances	—	12	(7)
Adjustment for Unrecognized Tax Benefits	(110)	(59)	(1)
Other	(29)	9	11
Income Tax Provision	$915	$901	$717

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred income tax balances are related to:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Net Operating Loss and Other Carryforwards	$455	$601
Employee Fringe Benefits	335	412
Inventories	137	132
Restructuring and Impairment Reserves	130	148
Environmental and Litigation Reserves	99	73
Royalties	95	106
Intangibles	71	122
Allowance for Doubtful Accounts	46	45
Other	239	225
Valuation Allowance	(47)	(50)
Total Deferred Tax Assets	$1,560	$1,814
Property, Plant and Equipment	571	546
Intangibles	403	407
Other	60	119
Total Deferred Tax Liabilities	1,034	1,072
Net Deferred Tax Assets	$526	$742
As of Aug. 31 2013, Monsanto had available approximately $970 million in net operating loss carryforwards (NOLs), most of which related to Brazilian operations, which have an indefinite carryforward period. Monsanto also had available approximately $34 million of U.S. foreign tax credit carryforwards, which expire from 2018 through 2020. Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. As of Aug. 31 2013, management continues to believe it is more likely than not that the company will realize the deferred tax assets in Brazil and the United States.
Income taxes and remittance taxes have not been recorded on approximately $3.3 billion of undistributed earnings of foreign operations of Monsanto, because Monsanto intends to reinvest those earnings indefinitely. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.
Tax authorities regularly examine the company’s returns in the jurisdictions in which Monsanto does business. Due to the nature of the examinations, it may take several years before they are completed. Management regularly assesses the tax risk of the company’s return filing positions for all open years. During fiscal years 2013 and 2012, Monsanto recorded favorable adjustments to the income tax reserve as a result of the resolution of various domestic and foreign income tax matters.
As of Aug. 31, 2013, Monsanto had total unrecognized tax benefits of $167 million, of which $116 million would favorably impact the effective tax rate if recognized. As of Aug. 31, 2012, Monsanto had total unrecognized tax benefits of $288 million, of which $221 million would favorably impact the effective tax rate if recognized.
Accrued interest and penalties included in other liabilities in the Statements of Consolidated Financial Position were $37 million and $51 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively. Monsanto recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax provision within the Statements of Consolidated Operations. For the 12 months ended Aug. 31, 2013, the company recognized $10 million of income tax benefit for interest and penalties. For the 12 months ended Aug. 31, 2012, the company recognized less than $1 million of income tax expense for interest and penalties. For the 12 months ending Aug. 31, 2011, the company recognized $8 million of income tax expense for interest and penalties.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

(Dollars in millions)	2013	2012
Balance Sept. 1	$288	$348
Increases for prior year tax positions	14	24
Decreases for prior year tax positions	(118)	(71)
Increases for current year tax positions	14	11
Settlements	(4)	(3)
Lapse of statute of limitations	(23)	(13)
Foreign currency translation	(4)	(8)
Balance Aug. 31	$167	$288
Monsanto operates in various countries throughout the world and, as a result, files income tax returns in numerous jurisdictions. These tax returns are subject to examination by various federal, state and local tax authorities. For Monsanto’s major tax jurisdictions, the tax years that remain subject to examination are shown below:

Jurisdiction
U.S. federal income tax	2011-2013
U.S. state and local income taxes	2000-2013
Argentina	2001-2013
Brazil	2002-2013

If the company’s assessment of unrecognized tax benefits is not representative of actual outcomes, the company’s consolidated financial statements could be significantly impacted in the period of settlement or when the statute of limitations expires. Management estimates that it is reasonably possible that the total amount of uncertain tax benefits could decrease by as much as $55 million within the next 12 months, primarily as a result of the resolution of audits currently in progress in several jurisdictions involving issues common to large multinational corporations, and the lapsing of the statute of limitations in multiple jurisdictions.

NOTE 15. DEBT AND OTHER CREDIT ARRANGEMENTS
Monsanto has a $2 billion credit facility agreement with a group of banks that provides a senior unsecured revolving credit facility through Apr. 1, 2016. This facility was initiated to be used for general corporate purposes, which may include working capital requirements, acquisitions, capital expenditures, refinancing and support of commercial paper borrowings. The agreement also provides for European euro-denominated loans, letters of credit and swingline borrowings, and allows Monsanto to designate certain subsidiaries to borrow with a company guarantee. Covenants under this credit facility restrict maximum borrowings. There are no compensating balances, but the facility is subject to various fees, which are based on the company’s credit ratings. As of Aug. 31, 2013, Monsanto was in compliance with all debt covenants, and there were no outstanding borrowings under this credit facility.
Short-Term Debt

	As of Aug. 31,
(Dollars in millions)	2013	2012
Current Portion of Long-Term Debt	$11	$4
Notes Payable to Banks	40	32
Total Short-Term Debt	$51	$36
The fair value of total short-term debt was $51 million and $36 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively. The weighted average interest rate on notes payable to banks was 7 percent as of Aug. 31, 2013, and Aug. 31, 2012.
As of Aug. 31, 2013, the company did not have any outstanding commercial paper, but it had short-term borrowings to support ex-U.S. operations throughout the year, which had weighted-average interest rates as indicated above.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Long-Term Debt

	As of Aug. 31,
(Dollars in millions)	2013	2012
2.750% Senior Notes, Due 2016(1)	$300	$300
5.125% Senior Notes, Due 2018(1)	300	299
2.200% Senior Notes, Due 2022(1)	250	250
5.500% Senior Notes, Due 2025(1)	282	279
5.500% Senior Notes, Due 2035(1)	395	395
5.875% Senior Notes, Due 2038(1)	247	247
3.600% Senior Notes, Due 2042(1)	250	250
Other (including Capital Leases)	37	18
Total Long-Term Debt	$2,061	$2,038

(1)
Amounts are net of unamortized discounts. For the 5.500% Senior Notes due 2025, amount is also net of the unamortized premium of $32 million and $35 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively.

The fair value of total long-term debt was $2,231 million and $2,411 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively.

In November 2011, Monsanto filed a new shelf registration with the SEC (2011 shelf registration) that allows the company to issue an unlimited capacity of debt, equity and hybrid offerings. The 2011 shelf registration will expire in November 2014. In March 2009, the company entered into forward-starting interest rate swaps with a total notional amount of $250 million. The purpose of the swaps was to hedge the variability of the forecasted interest payments on the expected debt issuance that may result from changes in the benchmark interest rate before the debt was issued. In July 2012, the swaps were terminated. In July 2012, Monsanto issued $250 million of 2.200% Senior Notes under the 2011 shelf registration, which are due on July 15, 2022 (2022 Senior Notes). In August 2010, the company entered into forward-starting interest rate swaps with a total notional amount of $225 million. The purpose of the swaps was to hedge the variability of the forecasted interest payments on the expected debt issuance that may result from changes in the benchmark interest rate before the debt was issued. In July 2012, the swaps were terminated. In July 2012, Monsanto issued $250 million of 3.600% Senior Notes under the 2011 shelf registration, which are due on July 15, 2042 (2042 Senior Notes).
The net proceeds from the sale of the 2022 and 2042 Senior Notes were used for general corporate purposes, including refinancing of the company’s indebtedness.
The information regarding interest expense below reflects Monsanto’s interest expense on debt, customer financing and the amortization of debt issuance costs:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Interest Cost Incurred	$195	$212	$184
Less: Capitalized on Construction	23	21	22
Interest Expense	$172	$191	$162
NOTE 16. FAIR VALUE MEASUREMENTS
Monsanto determines the fair market value of its financial assets and liabilities based on quoted market prices, estimates from brokers and other appropriate valuation techniques. The company uses the fair value hierarchy established in the Fair Value Measurements and Disclosures topic of the ASC, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Level 1 — Values based on unadjusted quoted market prices in active markets that are accessible at the measurement date for identical assets and liabilities.
Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, discounted cash flow models, or other model-based valuation techniques adjusted, as necessary, for credit risk.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques.
The following tables set forth by level Monsanto’s assets and liabilities disclosed at fair value on a recurring basis as of Aug. 31, 2013, and Aug. 31, 2012. As required by the Fair Value Measurements and Disclosures topic of the ASC, assets and liabilities are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. Monsanto’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy levels.

	Fair Value Measurements at Aug. 31, 2013, Using
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Assets at Fair Value:
Cash equivalents	$2,865	$—	$—	$2,865
Short-term investments	254	—	—	254
Equity securities	22	—	—	22
Derivative assets related to:
Foreign currency	—	5	—	5
Commodity contracts	13	6	—	19
Total Assets at Fair Value	$3,154	$11	$—	$3,165
Liabilities at Fair Value:
Contingent consideration	$—	$—	$40	$40
Derivative liabilities related to:
Foreign currency	—	8	—	8
Commodity contracts	73	12	—	85
Total Liabilities at Fair Value	$73	$20	$40	$133
Liabilities Not Recorded at Fair Value:
Short-term debt instruments(1)	$—	$51	$—	$51
Long-term debt instruments(1)	—	2,231	—	2,231
Liabilities Not Recorded at Fair Value	$—	$2,282	$—	$2,282
Total Liabilities Recorded and Not Recorded at Fair Value	$73	$2,302	$40	$2,415

(1)
Short-term and long-term debt instruments are not recorded at fair value on a recurring basis; however, they are measured at fair value for disclosure purposes, as required by the Fair Value Measurements and Disclosures topic of the ASC.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Fair Value Measurements at Aug. 31, 2012, Using
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Assets at Fair Value:
Cash equivalents	$2,787	$—	$—	$2,787
Short-term investments	302	—	—	302
Equity securities	35	—	—	35
Derivative assets related to:
Foreign currency	—	11	—	11
Commodity contracts	86	23	—	109
Total Assets at Fair Value	$3,210	$34	$—	$3,244
Liabilities at Fair Value:
Contingent consideration	$—	$—	$39	$39
Derivative liabilities related to:
Foreign currency	—	7	—	7
Commodity contracts	7	22	—	29
Total Liabilities at Fair Value	$7	$29	$39	$75
Liabilities Not Recorded at Fair Value:
Short-term debt instruments(1)	$—	$36	$—	$36
Long-term debt instruments(1)	—	2,411	—	2,411
Liabilities Not Recorded at Fair Value	$—	$2,447	$—	$2,447
Total Liabilities Recorded and Not Recorded at Fair Value	$7	$2,476	$39	$2,522

(1)
Short-term and long-term debt instruments are not recorded at fair value on a recurring basis; however, they are measured at fair value for disclosure purposes, as required by the Fair Value Measurements and Disclosures topic of the ASC.

The company’s derivative contracts are measured at fair value including forward commodity purchase and sale contracts, exchange-traded commodity futures and option contracts, and over the counter (OTC) instruments related primarily to agricultural commodities, energy and raw materials, interest rates, and foreign currencies. Exchange-traded futures and option contracts are valued based on unadjusted quoted prices in active markets and are classified as Level 1. Fair value for forward commodity purchase and sale contracts is estimated based on exchange-quoted prices adjusted for differences in local markets. These differences are generally determined using inputs from broker or dealer quotations or market transactions in either the listed or OTC markets. When observable inputs are available for substantially the full term of the contract, it is classified as level 2. Based on historical experience with the company’s suppliers and customers, the company’s own credit risk and knowledge of current market conditions, the company does not view nonperformance risk to be a significant input to the fair value for the majority of its forward commodity purchase and sale contracts. The effective portion of changes in the fair value of derivatives designated as cash flow hedges are recognized in the Statements of Consolidated Financial Position as a component of accumulated other comprehensive loss until the hedged items are recorded in earnings or it is probable the hedged transaction will no longer occur. Changes in the fair value of derivatives are recognized in the Statements of Consolidated Operations as a component of net sales, cost of goods sold, and other expense, net.
The company’s short-term investments are comprised of commercial paper. The company’s equity securities are comprised of publicly traded equity investments. Commercial paper and publicly traded equity investments are valued using quoted market prices and are classified as Level 1. The carrying value of cash represents fair value as it consists of actual currency, and is classified as Level 1.
The fair value of short-term and long-term debt was determined based on current market yields for our debt traded in the secondary market.
The company’s contingent consideration relates to the Precision Planting acquisition and is measured at fair value using a combination of the probability weighted method and the income approach using market price of risk. This fair value amount is reflected as a component of miscellaneous short-term accruals in the Statements of Consolidated Financial Position. See Note 4 — Business Combinations — for further information. The fair value is principally based on unobservable inputs (a Level 3 measurement) consisting mainly of the amount of future cash flows adjusted for probabilities associated with meeting certain operational and financial milestones and discounted at the appropriate market rate. A change in significant unobservable inputs of 10 percent would not result in a change in the fair value of the contingent consideration and the fair value recorded represents the maximum target of $40 million. Changes in the fair value of contingent consideration during the twelve month

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

period ended Aug. 31, 2013, were recognized in the Statements of Consolidated Operations as a component of selling, general and administrative expenses.
For the periods ended Aug. 31, 2013, and Aug. 31, 2012, the company had no transfers between Level 1, Level 2 and Level 3. Monsanto does not have any assets with fair value determined using Level 3 inputs for the years ended Aug. 31, 2012, and Aug. 31, 2013. The following table summarizes the change in fair value of the Level 3 liability for the year ended Aug. 31, 2013.

(Dollars in millions)
Balance Aug. 31, 2012	$39
Loss included in earnings	1
Balance Aug. 31, 2013	$40

There were no significant measurements of liabilities to their implied fair value on a nonrecurring basis during fiscal years 2013, 2012 and 2011.

There were no significant measurements of assets to their implied fair value on a nonrecurring basis during fiscal years 2013 and 2011. Significant measurements during fiscal year 2012 of assets to their implied fair value on a nonrecurring basis were as follows:
Other Intangible Assets, Net: During our annual impairment test in fiscal year 2012, other intangible assets within the Seeds and Genomics segment with a net book value of $95 million were written down to their implied fair value of $15 million, resulting in an impairment charge of $80 million, with $6 million included in cost of goods sold, $63 million included in research and development expenses, and $11 million included in selling, general and administrative expenses in the Statements of Consolidated Operations. The implied fair value calculations were performed using a discounted cash flow model (a Level 3 measurement).
The recorded amounts of cash, trade receivables, net, miscellaneous receivables, third-party guarantees, accounts payable, grower production accruals, accrued marketing programs and miscellaneous short-term accruals approximate their fair values as of Aug. 31, 2013, and Aug. 31, 2012.
Management is ultimately responsible for all fair values presented in the company’s consolidated financial statements. The company performs analysis and review of the information and prices received from third parties to ensure that the prices represent a reasonable estimate of fair value. This process involves quantitative and qualitative analysis. As a result of the analysis, if the company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly.
NOTE 17. FINANCIAL INSTRUMENTS
Monsanto’s business and activities expose it to a variety of market risks, including risks related to changes in commodity prices, foreign currency exchange rates and interest rates. These financial exposures are monitored and managed by the company as an integral part of its market risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results. As part of its market risk management strategy, Monsanto uses derivative instruments to protect fair values and cash flows from fluctuations caused by volatility in currency exchange rates, commodity prices and interest rates.
Cash Flow Hedges
The company uses foreign currency options and foreign currency forward contracts as hedges of anticipated sales or purchases denominated in foreign currencies. The company enters into these contracts to protect itself against the risk that the eventual net cash flows will be adversely affected by changes in exchange rates.
Monsanto’s commodity price risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in commodity prices. Price fluctuations in commodities, mainly in corn and soybeans, can cause the actual prices paid to production growers for corn and soybean seeds to differ from anticipated cash outlays. Monsanto uses commodity futures and options contracts to manage these risks. Monsanto’s energy and raw material risk management strategy is to use derivative instruments to minimize significant unanticipated manufacturing cost fluctuations that may arise from volatility in natural gas, diesel and ethylene prices.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Monsanto’s interest rate risk management strategy is to use derivative instruments, such as forward-starting interest rate swaps, to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of the company’s borrowings and to manage the interest rate sensitivity of its debt.
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
The maximum term over which the company is hedging exposures to the variability of cash flow (for all forecasted transactions) is 12 months for foreign currency hedges and 45 months for commodity hedges. During the next 12 months, a pretax net loss of approximately $4 million is expected to be reclassified from accumulated other comprehensive loss into earnings. No cash flow hedges were discontinued during fiscal years 2013 and 2011. A pretax loss of $2 million during fiscal year 2012 was reclassified into earnings as a result of the discontinuance of cash flow hedges because it was probable that the original forecasted transaction would not occur by the end of the originally specified time period.
Fair Value Hedges
The company uses commodity futures and options contracts as fair value hedges to manage the value of its soybean inventory. For derivative instruments that are designated and qualify as fair value hedges, both the gain or loss on the derivative and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. No fair value hedges were discontinued during fiscal years 2013, 2012 or 2011.
Net Investment Hedges
To protect the value of its investment from adverse changes in exchange rates, the company may, from time to time, hedge a portion of its net investment in one or more of its foreign subsidiaries. Gains or losses on derivative instruments that are designated as a net investment hedge are included in accumulated foreign currency translation adjustment and reclassified into earnings in the period during which the hedged net investment is sold or liquidated.
Derivatives Not Designated as Hedging Instruments
The company uses foreign currency contracts to hedge the effects of fluctuations in exchange rates on foreign currency denominated third-party and intercompany receivables and payables. Both the gain or loss on the derivative and the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.
The company uses commodity option contracts to hedge anticipated cash payments to growers in the United States, Mexico and Brazil, which can fluctuate with changes in commodity price. Because these option contracts do not meet the provisions specified by the Derivatives and Hedging topic of the ASC, they do not qualify for hedge accounting treatment. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
To reduce credit exposure in Latin America, Monsanto collects payments on certain customer accounts in grain. Such payments in grain are negotiated at or near the time Monsanto’s products are sold to the customers and are valued at the prevailing grain commodity prices. By entering into forward sales contracts related to grain, Monsanto mitigates the commodity price exposure from the time a contract is signed with a customer until the time a grain merchant collects the grain from the customer on Monsanto’s behalf. The forward sales contracts do not qualify for hedge accounting treatment under the Derivatives and Hedging topic of the ASC. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
Monsanto uses interest rate contracts to minimize the variability of forecasted cash flows arising from the company’s VIE in Brazil. The interest rate contracts do not qualify for hedge accounting treatment under the Derivatives and Hedging Topic of the ASC. Accordingly, the gain or loss on these derivatives is recognized in current earnings.
Certain of Monsanto’s grower contracts that include minimum guaranteed payment provisions are considered derivatives under the Derivatives and Hedging Topic of the ASC. These contracts do not qualify for hedge accounting treatment. Accordingly, the gain or loss on these derivatives is recognized in current earnings.

Financial instruments are neither held nor issued by the company for trading purposes.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The notional amounts of the company’s derivative instruments outstanding as of Aug. 31, 2013, and Aug. 31, 2012, were as follows:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Derivatives Designated as Hedges:
Foreign exchange contracts	$261	$397
Commodity contracts	872	590
Total Derivatives Designated as Hedges	$1,133	$987
Derivatives Not Designated as Hedges:
Foreign exchange contracts	$1,188	$949
Commodity contracts	217	357
Interest rate contracts	—	161
Total Derivatives Not Designated as Hedges	$1,405	$1,467

The net presentation of the company’s derivative instruments outstanding were as follows:

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	As of Aug. 31, 2013
(in millions)	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Consolidated Financial Position	Net Amounts Included in the Statement of Consolidated Financial Position	Collateral Pledged	Net Amounts Reported in the Statement of Consolidated Financial Position	Other Items Included in the Statement of Consolidated Financial Position	Statement of Consolidated Financial Position Balance
Asset Derivatives:
Trade receivables, net
Derivatives not designated as hedges:
Commodity contracts(1)	$1	$(6)	$(5)	$5	$—
Total trade receivables, net	1	(6)	(5)	5	—	$1,715	$1,715
Miscellaneous receivables
Derivatives designated as hedges:
Foreign exchange contracts	3	—	3	—	3
Derivatives not designated as hedges:
Foreign exchange contracts	2	—	2	—	2
Commodity contracts	4	—	4	—	4
Total miscellaneous receivables	9	—	9	—	9	739	748
Other current assets
Derivatives designated as hedges:
Commodity contracts(1)	9	(61)	(52)	52	—
Derivatives not designated as hedges:
Commodity contracts(1)	5	(4)	1	—	1
Total other current assets	14	(65)	(51)	52	1	165	166
Other assets
Derivatives designated as hedges
Commodity contracts(1)	—	(9)	(9)	9	—
Total other assets	—	(9)	(9)	9	—	496	496
Total Asset Derivatives	$24	$(80)	$(56)	$66	$10
Liability Derivatives:
Trade receivables, net
Derivatives not designated as hedges:
Commodity contracts(1)	$6	$(6)	$—	$—	$—
Total trade receivables, net	6	(6)	—	—	—
Other current assets
Derivatives designated as hedges:
Commodity contracts(1)	61	(61)	—	—	—
Derivatives not designated as hedges:
Commodity contracts(1)	4	(4)	—	—	—
Total other current assets	65	(65)	—	—	—
Other assets
Derivatives designated as hedges:
Commodity contracts(1)	9	(9)	—	—	—
Total other assets	9	(9)	—	—	—
Miscellaneous short-term accruals
Derivatives designated as hedges:
Foreign exchange contracts	1	—	1	—	1
Commodity contracts	4	—	4	—	4
Derivatives not designated as hedges:
Foreign exchange contracts	7	—	7	—	7
Total miscellaneous short-term accruals	12	—	12	—	12	$800	$812
Other liabilities
Derivatives designated as hedges:
Commodity contracts	1	—	1	—	1
Total other liabilities	1	—	1	—	1	381	382
Total Liability Derivatives	$93	$(80)	$13	$—	$13

(1)
As allowed by the Derivatives and Hedging topic of the ASC, commodity derivative assets and liabilities have been offset by collateral subject to an enforceable master netting arrangement or similar arrangement. Therefore, these commodity contracts that are in an asset or liability position are included in asset accounts within the Statements of Consolidated Financial Position.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	As of Aug. 31, 2012
(in millions)	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Consolidated Financial Position	Net Amounts Included in the Statement of Consolidated Financial Position	Collateral Pledged	Net Amounts Reported in the Statement of Consolidated Financial Position	Other Items Included in the Statement of Consolidated Financial Position	Statement of Consolidated Financial Position Balance
Asset Derivatives:
Trade receivables, net
Derivatives not designated as hedges:
Commodity contracts(1)	$12	$(6)	$6	$—	$6
Total trade receivables, net	12	(6)	6	—	6	$1,891	$1,897
Miscellaneous receivables
Derivatives designated as hedges:
Foreign exchange contracts	6	—	6	—	6
Derivatives not designated as hedges:
Foreign exchange contracts	5	—	5	—	5
Commodity contracts	7	—	7	—	7
Total miscellaneous receivables	18	—	18	—	18	602	620
Other current assets
Derivatives designated as hedges:
Commodity contracts	70	—	70	—	70
Derivatives not designated as hedges:
Commodity contracts(1)	4	(6)	(2)	2	—
Total other current assets	74	(6)	68	2	70	113	183
Other assets
Derivatives designated as hedges
Commodity contracts	16	—	16	—	16
Total other assets	16	—	16	—	16	586	602
Total Asset Derivatives	$120	$(12)	$108	$2	$110
Liability Derivatives:
Trade receivables, net
Derivatives not designated as hedges:
Commodity contracts(1)	$6	$(6)	$—	$—	$—
Total trade receivables, net	6	(6)	—	—	—
Other current assets
Derivatives not designated as hedges:
Commodity contracts(1)	6	(6)	—	—	—
Total other current assets	6	(6)	—	—	—
Miscellaneous short-term accruals
Derivatives designated as hedges:
Foreign exchange contracts	3	—	3	—	3
Commodity contracts	7	—	7	—	7
Derivatives not designated as hedges:
Foreign exchange contracts	4	—	4	—	4
Commodity contracts	7	—	7	—	7
Total miscellaneous short-term accruals	21	—	21	—	21	$664	$685
Other liabilities
Derivatives designated as hedges:
Commodity contracts	3	—	3	—	3
Total other liabilities	3	—	3	—	3	612	615
Total Liability Derivatives	$36	$(12)	$24	$—	$24

(1)
As allowed by the Derivatives and Hedging topic of the ASC, commodity derivative assets and liabilities have been offset by collateral subject to an enforceable master netting arrangement or similar arrangement. Therefore, these commodity contracts that are in an asset or liability position are included in asset accounts within the Statements of Consolidated Financial Position.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The gains and losses on the company’s derivative instruments were as follows:

	Amount of Gain (Loss) Recognized in AOCL(1) (Effective Portion)			Amount of Gain (Loss) Recognized in Income(2)
	Year Ended Aug. 31,			Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011	2013	2012	2011	Income Statement Classification
Derivatives Designated as Hedges:
Fair value hedges:
Commodity contracts(5)				$—	$(29)	$(20)	Cost of goods sold
Cash flow hedges:
Foreign exchange contracts	$5	$2	$(16)	—	(4)	(12)	Net sales
Foreign exchange contracts	(5)	13	(20)	4	6	5	Cost of goods sold
Commodity contracts(3)	(123)	64	228	113	69	7	Cost of goods sold
Interest rate contracts(4)	—	(73)	(4)	(12)	(9)	(7)	Interest expense
Total Derivatives Designated as Hedges	(123)	6	188	105	33	(27)
Derivatives Not Designated as Hedges:
Foreign exchange contracts(6)				41	(21)	(9)	Other expense, net
Commodity contracts				(9)	6	2	Net sales
Commodity contracts				(2)	(19)	(1)	Cost of goods sold
Total Derivatives Not Designated as Hedges				30	(34)	(8)
Total Derivatives	$(123)	$6	$188	$135	$(1)	$(35)

(1)	Accumulated Other Comprehensive Loss (AOCL).

(2)
For derivatives designated as cash flow hedges under the Derivatives and Hedging topic of the ASC, this represents the effective portion of the gain (loss) reclassified from AOCL into income during the period.

(3)
Gain on commodity cash flow hedges includes a loss of $4 million, a gain of less than $1 million and a gain of $2 million from ineffectiveness for fiscal years 2013, 2012 and 2011, respectively. Additionally, the gain on commodity cash flow hedges includes a loss from discontinued hedges of $2 million for fiscal year 2012. There were no hedges discontinued in fiscal years 2013 or 2011.

(4)
Loss on interest rate contract cash flow hedges includes a loss of $1 million from ineffectiveness for fiscal year 2012. There was no ineffectiveness on interest rate contract cash flow hedges during fiscal years 2013 or 2011. No amounts were excluded from the assessment of hedge effectiveness during fiscal years 2013, 2012 or 2011.

(5)	Loss on fair value hedges includes a loss of less than $1 million, $3 million and $2 million from ineffectiveness for fiscal years 2013, 2012 and 2011, respectively.

(6)
Gain or loss on foreign exchange contracts not designated as hedges was offset by a foreign currency transaction loss of $129 million, a gain of $5 million and a loss of $40 million during fiscal years 2013, 2012 and 2011, respectively.

Several of the company’s outstanding foreign currency derivatives are covered by International Swap Dealers’ Association (ISDA) Master Agreements with the counterparties. There are no requirements to post collateral under these agreements. However, should Monsanto’s credit rating fall below a specified rating immediately following the merger of Monsanto with another entity, the counterparty may require all outstanding derivatives under the ISDA Master Agreement to be settled immediately at current market value, which equals carrying value. Foreign currency derivatives that are not covered by ISDA Master Agreements do not have credit-risk-related contingent provisions. Most of Monsanto’s outstanding commodity derivatives are listed commodity futures, and the company is required by the relevant commodity exchange to post collateral each day to cover the change in the fair value of these futures in the case of an unrealized loss position. The counterparty is required to post collateral each day to cover the change in fair value of these futures in the case of an unrealized gain position. Non-exchange-traded commodity derivatives are covered by the aforementioned ISDA Master Agreements and are subject to the same credit-risk-related contingent provisions, as are the company’s interest rate derivatives. The aggregate fair value of all derivative instruments under ISDA Master Agreements in a liability position was $7 million as of Aug. 31, 2013, and $13 million as of Aug. 31, 2012, which is the amount that would be required for settlement if the credit-risk-related contingent provisions underlying these agreements were triggered.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Credit Risk Management
Monsanto invests its excess cash primarily in money market funds throughout the world in high-quality short-term debt instruments. Other investments are made in highly rated securities or with major banks. Such investments are made only in instruments issued or enhanced by high-quality institutions. As of Aug. 31, 2013, and Aug. 31, 2012, the company had no financial instruments that represented a significant concentration of credit risk. Limited amounts are invested in any single institution to minimize risk. The company has not incurred any credit risk losses related to those investments.
The company sells a broad range of agricultural products to a diverse group of customers throughout the world. In the United States, the company makes substantial sales to relatively few large wholesale customers. The company’s business is highly seasonal, and it is subject to weather conditions that affect commodity prices and seed yields. Credit limits, ongoing credit evaluation, and account monitoring procedures are used to minimize the risk of loss. Collateral or credit insurance is obtained when it is deemed appropriate by the company.
Monsanto regularly evaluates its business practices to minimize its credit risk and periodically engages multiple banks in the United States, Brazil and Europe in the development of customer financing programs. For further information on these programs, see Note 7 — Customer Financing Programs.
NOTE 18. POSTRETIREMENT BENEFITS — PENSIONS
Most of Monsanto’s U.S. employees are covered by noncontributory pension plans sponsored by the company. Effective July 8, 2012, the U.S. pension plan was closed to new entrants; there were no changes to the U.S. pension plan for eligible employees hired prior to that date. Pension benefits are based on an employee’s years of service and compensation level. Funded pension plans in the United States and outside the United States were funded in accordance with the company’s long-range projections of the plans’ financial condition. These projections took into account benefits earned and expected to be earned, anticipated returns on pension plan assets, and income tax and other regulations.
Components of Net Periodic Benefit Cost
Total pension cost for Monsanto employees included in the Statements of Consolidated Operations was $96 million, $93 million and $122 million in fiscal years 2013, 2012 and 2011, respectively. The information that follows relates to all of the pension plans in which Monsanto employees participated. The components of pension cost for these plans were:

	Year Ended Aug. 31, 2013			Year Ended Aug. 31, 2012			Year Ended Aug. 31, 2011
(Dollars in millions)	U.S.	Outside the U.S.	Total	U.S.	Outside the U.S.	Total	U.S.	Outside the U.S.	Total
Service Cost for Benefits Earned during the Year	$68	$10	$78	$55	$7	$62	$59	$9	$68
Interest Cost on Benefit Obligation	74	9	83	86	10	96	84	14	98
Assumed Return on Plan Assets	(137)	(10)	(147)	(124)	(10)	(134)	(108)	(17)	(125)
Amortization of Unrecognized Net Loss	74	5	79	62	4	66	71	6	77
Curtailment and Settlement Charge	—	7	7	—	3	3	—	4	4
Other Adjustment	—	(4)	(4)	—	—	—	—	—	—
Total Net Periodic Benefit Cost	$79	$17	$96	$79	$14	$93	$106	$16	$122

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The other changes in plan assets and benefit obligations recognized in accumulated other comprehensive loss for the year ended Aug. 31, 2013, were:

(Dollars in millions)	U.S.	Outside the U.S.	Total
Current Year Actuarial (Gain)/Loss	$(126)	$7	$(119)
Recognition of Actuarial Loss	(74)	(12)	(86)
Effect of Foreign Currency Translation Adjustment	—	3	3
Total Recognized in Accumulated Other Comprehensive Loss	$(200)	$(2)	$(202)
The following assumptions, calculated on a weighted-average basis, were used to determine pension costs for the principal plans in which Monsanto employees participated:

	Year Ended Aug. 31, 2013		Year Ended Aug. 31, 2012		Year Ended Aug. 31, 2011
	U.S.	Outside the U.S.	U.S.	Outside the U.S.	U.S.	Outside the U.S.
Discount Rate	3.44%	3.89%	4.59%	5.24%	4.35%	4.24%
Assumed Long-Term Rate of Return on Assets	7.50%	6.65%	7.50%	7.08%	7.50%	6.51%
Annual Rates of Salary Increase (for plans that base benefits on final compensation level)	4.00%	3.89%	4.00%	3.82%	4.00%	3.97%

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Obligations and Funded Status
Monsanto uses a measurement date of August 31 for its pension plans. The funded status of the pension plans as of Aug. 31, 2013, and Aug. 31, 2012, was as follows:

	U.S.		Outside the U.S.		Total
	Year Ended Aug. 31,		Year Ended Aug. 31,		Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2013	2012	2013	2012
Change in Benefit Obligation:
Benefit obligation at beginning of period	$2,179	$1,883	$251	$249	$2,430	$2,132
Service cost	68	55	10	7	78	62
Interest cost	74	86	9	10	83	96
Plan participants’ contributions	—	—	2	2	2	2
Actuarial loss (gain)	(149)	267	11	20	(138)	287
Benefits paid	(123)	(113)	(5)	(3)	(128)	(116)
Settlements / curtailments	—	—	(26)	(9)	(26)	(9)
Currency (gain) loss	—	—	5	(23)	5	(23)
Other	—	1	(2)	(2)	(2)	(1)
Benefit Obligation at End of Period	$2,049	$2,179	$255	$251	$2,304	$2,430
Change in Plan Assets:
Fair value of plan assets at beginning of period	$1,945	$1,719	$160	$160	$2,105	$1,879
Actual return on plan assets	114	276	10	17	124	293
Employer contributions(1)	41	63	20	10	61	73
Plan participants’ contributions	—	—	2	2	2	2
Settlements	—	—	(26)	(9)	(26)	(9)
Benefits paid(1)	(123)	(113)	(5)	(3)	(128)	(116)
Currency (loss) gain	—	—	3	(21)	3	(21)
Other	—	—	2	4	2	4
Plan Assets at End of Period	$1,977	$1,945	$166	$160	$2,143	$2,105
Net Amount Recognized	$72	$234	$89	$91	$161	$325

(1)	Employer contributions and benefits paid include $7 million and $5 million paid from employer assets for unfunded plans in fiscal years 2013 and 2012, respectively.

Weighted-average assumptions used to determine benefit obligations as of Aug. 31, 2013, and Aug. 31, 2012, were as follows:

	U.S.		Outside the U.S.
	Year Ended Aug. 31,		Year Ended Aug. 31,
	2013	2012	2013	2012
Discount Rate	4.44%	3.44%	3.62%	3.89%
Rate of Compensation Increase	4.00%	4.00%	3.95%	3.89%
Fiscal year 2014 pension expense, which will be determined using assumptions as of Aug. 31, 2013, is expected to remain consistent as compared with fiscal year 2013 expense.
The U.S. accumulated benefit obligation (ABO) was $2.0 billion and $2.1 billion as of Aug. 31, 2013, and Aug. 31, 2012, respectively. The ABO for plans outside of the United States was $198 million and $179 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively.
The projected benefit obligation (PBO) and the fair value of the plan assets for pension plans with PBOs in excess of plan assets as of Aug. 31, 2013, and Aug. 31, 2012, were as follows:

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	U.S		Outside the U.S.		Total
	As of Aug. 31,		As of Aug. 31,		As of Aug. 31,
(Dollars in millions)	2013	2012	2013	2012	2013	2012
PBO	$2,049	$2,179	$235	$207	$2,284	$2,386
Fair Value of Plan Assets with PBOs in Excess of Plan Assets	1,977	1,945	148	141	2,125	2,086

The PBO, ABO, and the fair value of the plan assets for pension plans with ABOs in excess of plan assets as of Aug. 31, 2013, and Aug. 31, 2012, were as follows:

	U.S.		Outside the U.S.		Total
	As of Aug. 31,		As of Aug. 31,		As of Aug. 31,
(Dollars in millions)	2013	2012	2013	2012	2013	2012
PBO	$60	$2,179	$105	$93	$165	$2,272
ABO	56	2,088	87	76	143	2,164
Fair Value of Plan Assets with ABOs in Excess of Plan Assets	—	1,945	23	34	23	1,979

As of Aug. 31, 2013, and Aug. 31, 2012, amounts recognized in the Statements of Consolidated Financial Position were included in the following balance sheet accounts:
Net Amount Recognized

	U.S.		Outside the U.S.		Total
	As of Aug. 31,		As of Aug. 31,		As of Aug. 31,
(Dollars in millions)	2013	2012	2013	2012	2013	2012
Miscellaneous Short-Term Accruals	$5	$5	$8	$7	$13	$12
Postretirement Liabilities	67	229	89	93	156	322
Other Assets	—	—	(8)	(9)	(8)	(9)
Net Liability Recognized	$72	$234	$89	$91	$161	$325

The following table provides a summary of the pretax components of the amount recognized in accumulated other comprehensive loss:

	U.S.		Outside the U.S.		Total
	As of Aug. 31,		As of Aug. 31,		As of Aug. 31,
(Dollars in millions)	2013	2012	2013	2012	2013	2012
Net Prior Service Cost	$—	$—	$1	$—	$1	$—
Net Loss	538	738	59	62	597	800
Total	$538	$738	$60	$62	$598	$800

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $66 million.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Plan Assets
U.S. Plans: The asset allocations for Monsanto’s U.S. pension plans as of Balance Aug. 31, 2013, and Aug. 31, 2012, and the target allocation range for fiscal year 2014, by asset category, follow. The fair value of assets for these plans was $2.0 billion and $1.9 billion as of Aug. 31, 2013, and Aug. 31, 2012, respectively.

	Target Allocation	Percentage of Plan Assets
		As of Aug. 31,
Asset Category	2014	2013	2012
Public Equity Securities	43-59%	52.0%	50.2%
Private Equity Investments	2-8%	3.9%	3.7%
Debt Securities	32-46%	38.9%	41.2%
Real Estate	2-8%	4.6%	4.1%
Other	0-3%	0.6%	0.8%
Total		100.0%	100.0%
The expected long-term rate of return on these plan assets was 7.5 percent in fiscal years 2013, 2012 and 2011. The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. The overall expected rate of return for the portfolio is based on the target asset allocation for each asset class and adjusted for historical and expected experience of active portfolio management results compared to benchmark returns and the effect of expenses paid for plan assets.
The general principles guiding investment of U.S. pension plan assets are embodied in the Employee Retirement Income Security Act of 1974 (ERISA). These principles include discharging the company’s investment responsibilities for the exclusive benefit of plan participants and in accordance with the “prudent expert” standards and other ERISA rules and regulations. Investment objectives for the company’s U.S. pension plan assets are to optimize the long-term return on plan assets while maintaining an acceptable level of risk, to diversify assets among asset classes and investment styles, and to maintain a long-term focus.
The plan’s investment fiduciaries are responsible for selecting investment managers, commissioning periodic asset/liability studies, setting asset allocation targets, and monitoring asset allocation and investment performance. The company’s pension investment professionals have discretion to manage assets within established asset allocation ranges approved by the plan fiduciaries.
Late in 2010, an asset/liability study was conducted to determine the optimal strategic asset allocation to meet the plan’s projected long-term benefit obligations and desired funded status. The target asset allocation resulting from the asset/liability study is outlined in the previous table.
Plans Outside the United States: The weighted-average asset allocation for Monsanto’s pension plans outside of the United States as of Aug. 31, 2013, and Aug. 31, 2012, and the weighted-average target allocation for fiscal year 2014, by asset category, follow. The fair value of plan assets for these plans was $166 million and $160 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively.

		Percentage of Plan Assets
	Target Allocation(1)	As of Aug. 31,
Asset Category	2014	2013	2012
Equity Securities	39.5%	34.4%	36.7%
Debt Securities	48.8%	52.4%	48.4%
Other	11.7%	13.2%	14.9%
Total	100.0%	100.0%	100.0%

(1)
Monsanto’s plans outside the United States have a wide range of target allocations, and therefore the 2014 target allocations shown above reflect a weighted-average calculation of the target allocations of each of the plans.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The weighted-average expected long-term rate of return on the plans’ assets was 6.7 percent in fiscal year 2013, 7.1 percent in fiscal year 2012, and 6.5 percent in fiscal year 2011. Determination of the expected long-term rate of return for plans outside the United States is consistent with the U.S. methodology.

Fair Value Measurements
U.S. Plans: The fair values of our U.S. defined benefit pension plan investments as of Aug. 31, 2013, and Aug. 31, 2012, by asset category, are as follows:

	Fair Value Measurements at Aug. 31, 2013
(Dollars in millions)	Level 1	Level 2	Level 3	Cash Collateral Offset(1)	Balance as of Aug. 31, 2013
Investments at Fair Value:
Cash	$16	$—	$—	$—	$16
Debt Securities:
U.S. government debt	—	260	—	—	260
U.S. agency debt	—	7	—	—	7
U.S. state and municipal debt	—	34	—	—	34
Foreign government debt	—	2	—	—	2
U.S. corporate debt	—	243	—	—	243
Mortgage-Backed securities	—	2	—	—	2
Asset-Backed securities	—	3	—	—	3
Foreign corporate debt	—	54	—	—	54
U.S. Term Bank Loans	—	1	—	—	1
Common and Preferred Stock:
Domestic small capitalization	46	—	—	—	46
Domestic large capitalization	385	—	—	—	385
International:
Developed markets	160	—	—	—	160
Emerging markets	30	1	—	—	31
Private Equity Investments	—	—	77	—	77
Partnership and Joint Venture Interests	—	—	32	—	32
Real Estate Investments	—	—	90	—	90
Interest in Pooled Funds:
Interest-bearing cash and cash equivalents funds	—	56	—	—	56
Common and preferred stock funds:
Domestic small-capitalization	—	7	—	—	7
Domestic large-capitalization	—	277	—	—	277
International	—	89	—	—	89
Corporate debt funds	—	89	—	—	89
Mortgage-Backed securities	—	—	7	—	7
Interest in Pooled Collateral Fund — Securities Lending	—	205	—	—	205
Derivatives:
Common and preferred stock sold short	—	(41)	—	42	1
Total Investments at Fair Value	$637	$1,289	$206	$42	$2,174

(1)	Futures derivative assets and common and preferred stock sold short have been offset by cash collateral held by the counterparty.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Fair Value Measurements at Aug. 31, 2012
(Dollars in millions)	Level 1	Level 2	Level 3	Cash Collateral Offset(1)	Balance as of Aug. 31, 2012
Investments at Fair Value:
Cash	$16	$—	$—	$—	$16
Debt Securities:
U.S. government debt	—	336	—	—	336
U.S. agency debt	—	8	—	—	8
U.S. state and municipal debt	—	22	—	—	22
Foreign government debt	—	2	—	—	2
U.S. corporate debt	—	272	—	—	272
Mortgage-Backed securities	—	2	—	—	2
Asset-Backed securities	—	2	—	—	2
Foreign corporate debt	—	54	—	—	54
U.S. Term Bank Loans	—	2	—	—	2
Common and Preferred Stock:
Domestic small capitalization	39	—	—	—	39
Domestic large capitalization	327	—	—	—	327
International:
Developed markets	129	—	—	—	129
Emerging markets	31	1	—	—	32
Private Equity Investments	—	—	73	—	73
Partnership and Joint Venture Interests	—	—	32	—	32
Real Estate Investments	—	—	80	—	80
Interest in Pooled Funds:
Interest-bearing cash and cash equivalents funds	—	92	—	—	92
Common and preferred stock funds:
Domestic small-capitalization	—	5	—	—	5
Domestic large-capitalization	—	250	—	—	250
International	—	63	—	—	63
Corporate debt funds	—	92	—	—	92
Mortgage-Backed securities	—	—	8	—	8
Interest in Pooled Collateral Fund — Securities Lending	—	222	—	—	222
Derivatives:
Equity index futures	(13)	—	—	13	—
Common and preferred stock sold short	—	(34)	—	35	1
Total Investments at Fair Value	$529	$1,391	$193	$48	$2,161

(1)	Futures derivative assets and common and preferred stock sold short have been offset by cash collateral held by the counterparty.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the changes in fair value of the Level 3 investments as of Aug. 31, 2013:

(Dollars in millions)	Private Equity Investments	Partnership/Joint Venture Interests	Real Estate Investments	Mortgage-Backed Securities Fund Investments	Total
Balance Sep. 1, 2011	$68	$38	$44	$—	$150
Purchases	11	—	33	—	44
Sales	(13)	(8)	—	—	(21)
Realized/Unrealized Gains	7	2	3	—	12
Net transfers into Level 3(1)	—	—	—	8	8
Balance Aug. 31, 2012	$73	$32	$80	$8	$193
Net Unrealized Gains (Losses) Still Held Included in Earnings(2)	$7	$(6)	$3	$—	$4
(Dollars in millions)	Private Equity Investments	Partnership/Joint Venture Interests	Real Estate Investments	Mortgage-Backed Securities Fund Investments	Total
Balance Sep. 1, 2012	$73	$32	$80	$8	$193
Purchases	13	—	7	—	20
Sales	(17)	—	(1)	—	(18)
Realized/Unrealized Gains	8	—	4	—	12
Balance Aug. 31, 2013	$77	$32	$90	$8	$207
Net Unrealized Gains Still Held Included in Earnings(2)	$11	$1	$4	$—	$16

(1)	The Mortgage-Backed securities were reclassified from Level 2 to Level 3 investments as of Aug. 31, 2012.

(2)
Represents the amount of total gains or losses for the period attributable to change in unrealized gains (losses) relating to assets and liabilities classified as Level 3 that are still held at Aug. 31, 2012 and 2013.

The following table reconciles the investments at fair value to the plan assets as of Aug. 31, 2013.

(Dollars in millions)
Total Investments at Fair Value	$2,174
Liability to return collateral held under securities lending agreement	(205)
Non-Interest Bearing Cash	4
Accrued income / expense	7
Other receivables and payables	(3)
Plan Assets at the End of the Period	$1,977
In managing the plan assets, Monsanto reviews and manages risk associated with funded status risk, market risk, liquidity risk and operational risk. Asset allocation determined in light of the plans’ liability characteristics and asset class diversification are central to the company’s risk management approach and are integral to the overall investment strategy. Further mitigation of asset class risk is achieved by investment style, investment strategy and investment management firm diversification. Investment guidelines are included in all investment management agreements with investment management firms managing publicly traded equities and fixed income accounts for the plan.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Plans Outside the United States: The fair values of our defined benefit pension plan investments outside of the United States as of Aug. 31, 2013, and Aug. 31, 2012, by asset category, are as follows:

	Fair Value Measurements at Aug. 31, 2013
(Dollars in millions)	Level 1	Level 2	Level 3	Balance as of Aug. 31, 2013
Cash and Cash Equivalents	$2	$—	$—	$2
Debt Securities — Foreign Government Debt	—	15	—	15
Common and Preferred stock	45	—	—	45
Insurance-Backed Securities	—	—	19	19
Interest in Pooled Funds:
Common and preferred stock funds	—	12	—	12
Government debt funds	—	5	—	5
Mortgage Backed Securities	—	3	—	3
Corporate debt funds	—	65	—	65
Total Investments at Fair Value	$47	$100	$19	$166

	Fair Value Measurements at Aug. 31, 2012
(Dollars in millions)	Level 1	Level 2	Level 3	Balance as of Aug. 31, 2012
Cash and Cash Equivalents	$3	$—	$—	$3
Debt Securities — Foreign Government Debt	—	19	—	19
Common and Preferred stock	43	—	—	43
Insurance-Backed Securities	1	—	17	18
Interest in Pooled Funds:
Common and preferred stock funds	—	13	—	13
Government debt funds	—	6	—	6
Corporate debt funds	—	58	—	58
Total Investments at Fair Value	$47	$96	$17	$160
The following table summarizes the changes in fair value of the Level 3 investments as of Aug. 31, 2013.

(Dollars in millions)	Insurance-Backed Securities
Balance Aug. 31, 2011	$15
Purchases	3
Net unrealized losses	(1)
Balance Aug. 31, 2012	$17
Purchases	4
Sales	(3)
Net unrealized gains	1
Balance Aug. 31, 2013	$19
In managing the plan assets, risk associated with funded status risk, market risk, liquidity risk and operational risk is considered. The design of a plan’s overall investment strategy will take into consideration one or more of the following elements: a plan’s liability characteristics, diversification across asset classes, diversification within asset classes and investment management firm diversification. Investment policies consistent with the plan’s overall investment strategy are established.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

 Valuation Methodology for Plan Assets
For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, which have been determined to be immaterial. Assets that are measured using significant other observable inputs are primarily valued by reference to quoted prices of markets that are not active. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Cash: The carrying value of cash represents fair value as it consists of actual currency (all in U.S. dollars), and is classified as Level 1. The majority of the Plan’s cash equivalents are short-term collective investment funds which are included in the interest in pooled funds category.
Debt securities: Debt securities consist of U.S. and foreign corporate credit, U.S. and foreign government issues (including related agency debentures and mortgages), U.S. state and municipal securities, and U.S. term bank loans. U.S. treasury and U.S. government agency bonds, as well as foreign government issues, are generally priced by institutional bids, which reflect estimated values based on underlying model frameworks at various dealers and vendors. While some corporate issues are formally listed on exchanges, dealers exchange bid and ask offers to arrive at most executed transaction prices. Term bank loans are priced in a similar fashion to corporate debt securities. All foreign government and foreign corporate debt securities are denominated in U.S. dollars. All individual debt securities included in the Plan are classified as Level 2.
Mortgage and asset-backed securities: Collateralized securities (both mortgage-backed and asset-backed) are valued using models with readily observable market data as inputs. Other than the mortgage-backed securities included in the commingled fund which are classified as Level 3, all mortgage and asset-backed securities included in the Plan are classified as Level 2.
Common and preferred stock: The Plans’ common and preferred stock consists of investments in listed U.S. and international company stock. U.S. stock is further sub-divided into small-capitalization (defined as companies with market capitalization less than $2 billion), and large capitalization (defined as companies with market capitalization greater than or equal to $2 billion). International stock is further divided into developed markets and emerging markets. All international market type classifications are consistent with the Plan’s chosen international stock performance benchmark index, the MSCI All-Country World Index ex-U.S. (MSCI ACWI ex- U.S.®). Most stock investments are valued using quoted prices from the various public markets. Most equity securities trade on formal exchanges, both domestic and foreign (e.g., NYSE, NASDAQ, LSE), and can be accurately described as active markets. The observable valuation inputs are unadjusted quoted prices that represent active market trades, and are classified as Level 1. Some common and preferred stock holdings are not listed on established exchanges or actively traded inputs to determine their values are obtainable from public sources, and are thus classified as Level 2.
Private equity investments: The Plan invests in private equity, which as an asset class is generally characterized as requiring long-term commitments where liquidity is typically limited. Therefore, private equity does not have an actively traded market with readily observable prices. Most of the Plan’s private equity investments are limited partnerships structured as fund-of-funds, which also meet the criteria of commingled funds. These fund-of-funds investments are diversified globally and across typical private equity strategies including: buyouts, co-investments, secondary offerings, venture capital, and special situations (e.g. distressed assets). Funds-of-funds represent a collection of underlying limited partnership funds each managed by a different general partner. Each general partner of the underlying limited partnership fund in turn selects and manages a basket of portfolio companies. As a result, each of the Plan’s fund-of-funds is essentially a fund of dozens of underlying limited partnership funds and hundreds of underlying company investments. Valuations are developed using a variety of proprietary model methodologies, some of which may be derived from publicly available sources, information obtained from each fund’s general partner and public market conditions and returns. Additionally, audited financial statements are received from each fund’s general partner on an annual basis. Private equity holdings represent illiquid investments structured as limited partnerships, and redemption requests are not explicitly permitted. Disposition of partnership interests can only be affected through the sale of the pension trust’s pro-rata ownership stake in the secondary markets, which may require approval of the funds’ general partners. All private equity investments are classified as Level 3.
Partnership/joint venture interests: These investments include interests in two limited partnership funds which are considered absolute return funds in which the manager takes long and short positions to generate returns. One fund involves high-yield corporate bonds, the other convertible corporate bonds and the underlying stock into which such bonds may be converted.

Terms of the partnership agreement allow for monthly redemptions. While most individual securities in these strategies would fall under Level 1 or Level 2 if held individually, the lack of available quotes and the unique structure of the funds cause these to be classified as Level 3. Audited financial statements for both limited partnership funds are produced on an annual basis.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Real estate investments: The Plan invests in U.S. real estate through indirect ownership entities, which are structured as limited partnerships or private real estate investment trusts (REITs). Real estate investments are generally illiquid long-term assets valued in large part using inputs not readily observable in the public markets. Each fund in which the Plan invests typically manages a geographically diversified portfolio of U.S. commercial properties within the office, residential, industrial and retail property sectors. There are no formal listed markets for either the funds’ underlying commercial properties, or for shares in any given fund (if applicable). Real estate fund holdings are appraised and valued on an on-going basis. In the case of the investments structured as partnerships, while a NAV is not explicitly calculated, audited financial statements and valuations are produced on an annual basis. The underlying real estate holdings not only represent illiquid investments, but explicit redemptions are not permitted. Disposition of partnership interest can only be affected through the sale of the pension trust’s pro-rata ownership staked in the secondary markets, which may require approval of the funds’ general partners. For investments structured as private REITs, redemption requests for units held are at the discretion of fund managers. All real estate investments are classified as Level 3.
Interest in pooled funds: In certain instances the Plan invests in pooled or commingled funds in order to gain diversification and efficiency. Each of the commingled funds with the exception of the Domestic Small Capitalization Common Stock Fund has daily NAV and daily liquidity. The Domestic Small Capitalization Common Stock Fund has monthly NAV and monthly liquidity. Each fund has its own notification requirements for purchases and redemptions into and out of the fund. The notification requirements range from same day to 10 days. Although rare, there could be instances in which liquidity is suspended or in which purchases or sales occur at a price different from the NAV. The Cash and Cash Equivalents funds used are short-term collective investment funds that are comprised of short-term assets with fixed or variable interest rates that trade on a regular basis in active markets. Because there are no publicly listed price quotes available for the underlying investments or the commingled fund itself, the short-term collective investment funds are classified as Level 2. The Common and Preferred Stock Funds used are predominantly commingled index funds replicating well-known stock market indexes. Each of the common and preferred stock funds are comprised of common and preferred stock that trade on a regular basis in active markets. While the underlying investments of the commingled fund do have publicly listed price quotes available, the commingled fund does not so it is classified as Level 2. The Corporate Debt Fund is comprised of fixed income assets that have significant observable inputs that are classified as Level 2 and therefore the commingled fund is classified as Level 2 as well. Mortgage-Backed securities are classified as Level 3 at Aug. 31, 2013, because the underlying holdings are primarily privately placed securities without readily observable prices. In the absence of readily observable prices, in order to value the assets in the fund, the Mortgage-Backed securities investment management firm employs alternative pricing techniques that may be based upon current market prices of securities that are comparable in coupon, rating, maturity and industry.
Derivatives: The U.S. plan is permitted to use financial derivative instruments to hedge certain risks and for investment purposes. The plan enters into futures contracts in the normal course of its investing activities to manage market risk associated with the plan’s equity and fixed income investments and to achieve overall investment portfolio objectives. The credit risk associated with these contracts is minimal as they are traded on organized exchanges and settled daily. Exchange-traded equity index and interest rate futures are measured at fair value using quoted market prices making them qualify as Level 1 investments. The notional value of futures derivatives classified as Level 1 was $152 million as of Aug. 31, 2013.
The U.S. plan also holds listed common and preferred stock short sale positions, which involves a counterparty arrangement with a prime broker. The existence of the prime broker counter-party relationship introduces the possibility that short sale market values may need to be adjusted to reflect any counter-party risk, however no such adjustment was required as of Aug. 31, 2013. Therefore, the short positions have been classified as Level 2, and their notional value was $39 million as of Aug. 31, 2013.
Insurance-backed securities: Insurance-backed securities are contracts held with an insurance company. Level 1 securities are quoted prices in active markets for identical assets. The Level 3 fair value of the investments is determined based upon the value of the underlying investments as determined by the insurance company.

Collateral held under securities lending agreement: The U.S. Plan participates in a securities lending program through Northern Trust. Securities loaned are fully collateralized by cash and U.S. government securities. Northern Trust pools all collateral received and invests any cash in an actively managed commingled fund, the underlying assets of which include short-term fixed income securities such as commercial paper, U.S. Treasury Bills, and various forms of asset-backed securities, all of which would be classified individually as Level 2. The NAV is calculated daily, and under normal circumstances, redemptions can also occur daily with no required notice. Assets would be sold at the calculated NAV. Because the collateral pool itself lacks a formal public market and price quotes, it is classified as Level 2.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Expected Cash Flows
The expected employer contributions and benefit payments are shown in the following table for the pension plans:

(Dollars in millions)	U.S.	Outside the U.S.
Employer Contributions 2014	$60	$10
Benefit Payments
2014	174	20
2015	165	15
2016	166	17
2017	166	17
2018	167	18
2019-2023	817	87
The company may contribute additional amounts to the plans depending on the level of future contributions required.
Multiemployer Plan
Monsanto participates in an industry-wide multiemployer plan in the Netherlands called Stichting Bedrijfspensioenfonds voor de Landbouw (BPL) that provides indexed career-average pension benefits and life insurance benefits. Monsanto is one of more than 27,500 employers participating in the BPL, which covers nearly 90,000 participants. At Dec. 31, 2012, the BPL had assets of approximately $13.5 billion, which covered approximately 106% of the plan’s benefit obligation. Participating employers and their employees are required to contribute a percent of salary to the plan each plan year. The plan year is based on a calendar year ending December 31. The percentage, which is determined annually by the BPL actuary, is 21.7% of salary for plan year 2013, with employers contributing 17.09% of salary and the balance contributed by the plan participants. In plan year 2012, an additional surcharge equal to 1.25% of salary up to a specified salary threshold is also required as part of the employer contribution. Monsanto’s contributions totaled $6 million, $6 million and $5 million in fiscal years 2013, 2012, and 2011, respectively. The increase in contributions is primarily a result of increased contribution percentages. The contribution percentages, including both employer and plan participant contributions, were 19.5%, 18.15% and 14.6% in plan years 2012, 2011 and 2010, respectively.
Contributions are used to pay benefits under the plan, including insurance premiums for the life insurance benefits, and fund the plan. If an employer does not meet its contribution requirement, benefits cease to accrue for their employees.
If the assets of the BPL are not sufficient to meet the plan’s benefit obligation, the BPL may increase the contribution rates, reduce pension indexation, or reduce benefit accruals. However in 2013 the benefit accrual rate was increased from 1.85% of pensionable salary to 1.95% in response to the increase in the plan’s funded status (106% in 2013 vs. 101% in 2012).
NOTE 19. POSTRETIREMENT BENEFITS — HEALTH CARE AND OTHER POSTEMPLOYMENT BENEFITS
Monsanto-Sponsored Plans
Substantially all regular full-time U.S. employees hired prior to May 1, 2002, and certain employees in other countries become eligible for company-subsidized postretirement health care benefits if they reach retirement age while employed by Monsanto and have the requisite service history. Employees who retired from Monsanto prior to Jan. 1, 2003, were eligible for retiree life insurance benefits. These postretirement benefits are unfunded and are generally based on the employees’ years of service or compensation levels, or both. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits. Total postretirement benefit costs for Monsanto employees and the former employees included in Monsanto’s Statements of Consolidated Operations in fiscal years 2013, 2012 and 2011, were $9 million, $13 million and $19 million, respectively.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following information pertains to the postretirement benefit plans in which Monsanto employees and certain former employees of Pharmacia allocated to Monsanto participated, principally health care plans and life insurance plans. The cost components of these plans were:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Service Cost for Benefits Earned During the Period	$9	$10	$10
Interest Cost on Benefit Obligation	6	10	10
Amortization of Prior Service Credit	(1)	(1)	(1)
Amortization of Actuarial Gain	(5)	(6)	—
Total Net Periodic Benefit Cost	$9	$13	$19
The other changes in plan assets and benefit obligations recognized in accumulated other comprehensive loss for the year ended Aug. 31, 2013, and Aug. 31, 2012, were:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012
Actuarial Gain	$(13)	$(31)
Amortization of Prior Service Credit	1	1
Amortization of Actuarial Gain	5	6
Total Recognized in Accumulated Other Comprehensive Loss	$(7)	$(24)
The following assumptions, calculated on a weighted-average basis, were used to determine the postretirement costs for the principal plans in which Monsanto employees participated:

	Year Ended Aug. 31,
	2013	2012	2011
Discount Rate Postretirement	2.95%	4.30%	4.10%
Discount Rate Postemployment	1.55%	2.20%	2.30%
Initial Trend Rate for Health Care Costs	7.00%	7.00%	7.00%
Ultimate Trend Rate for Health Care Costs	5.00%	5.00%	5.00%
A 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2013. This assumption is consistent with the plans’ recent experience and expectations of future growth. It is assumed that the rate will decrease gradually to 5 percent for 2017 and remain at that level thereafter. Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A 1 percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in millions)	1 Percentage-Point Increase	1 Percentage-Point Decrease
Effect on Total of Service and Interest Cost	$1	$(1)
Effect on Postretirement Benefit Obligation	$4	$(4)

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Monsanto uses a measurement date of August 31 for its other postretirement benefit plans. The status of the postretirement health care, life insurance and employee disability benefit plans in which Monsanto employees participated was as follows for the periods indicated:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012
Change in Benefit Obligation:
Benefit obligation at beginning of period	$215	$250
Service cost	9	10
Interest cost	6	10
Actuarial gain(1)	(13)	(31)
Plan participant contributions	4	4
Medicare Part D subsidy receipts	1	2
Benefits paid	(29)	(30)
Currency Impact	(1)	—
Benefit Obligation at End of Period	$192	$215

(1)	The net actuarial gain in fiscal year 2012 includes gain from the adoption of an Employer Group Waiver Plan design for prescription drug costs of approximately $47 million.
Weighted-average assumptions used to determine benefit obligations as of Aug. 31, 2013, and Aug. 31, 2012, were as follows:

	Year Ended Aug. 31,
	2013	2012
Discount Rate Postretirement	3.95%	2.95%
Discount Rate Postemployment	2.55%	1.55%
Initial Trend Rate for Health Care Costs(1)	6.50%	7.00%
Ultimate Trend Rate for Health Care Costs	5.00%	5.00%

(1)	As of Aug. 31, 2013, this rate is assumed to decrease gradually to 5 percent for 2017 and remain at that level thereafter.
As of Aug. 31, 2013, and Aug. 31, 2012, amounts recognized in the Statements of Consolidated Financial Position were as follows:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Miscellaneous Short-Term Accruals	$22	$23
Postretirement Liabilities	170	192
Total Liability Recognized	$192	$215
Asset allocation is not applicable to the company’s other postretirement benefit plans because these plans are unfunded.
The following table provides a summary of the pretax components of the amount recognized in accumulated other comprehensive loss:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012
Actuarial Gain	$(42)	$(33)
Prior Service Credit	(2)	(3)
Total	$(44)	$(36)
The estimated net gain and prior service credit for the defined benefit postretirement plans that will be amortized from accumulated other comprehensive gain into net periodic benefit cost over the next fiscal year are $13 million and $1 million, respectively.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Expected Cash Flows
Information about the expected cash flows for the other postretirement benefit plans follows:

(Dollars in millions)	Total
Employer Contributions 2014	$22
Benefit Payments(1)
2014	22
2015	23
2016	23
2017	22
2018	20
2019-2023	83

(1)
Benefit payments are net of expected federal subsidy receipts related to prescription drug benefits granted under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which are estimated to be $1 million through 2014.

Expected contributions include other postretirement benefits of $22 million to be paid from employer assets in fiscal year 2014. Total benefits expected to be paid include both the company’s share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions to the plan.
Other Sponsored Plans
Other plans are offered to certain eligible employees. There is an accrual of $31 million and $30 million as of Aug. 31, 2013, and Aug. 31, 2012, respectively, in the Statements of Consolidated Financial Position for anticipated payments to employees who have retired or terminated their employment.
NOTE 20. EMPLOYEE SAVINGS PLANS
Monsanto-Sponsored Plans
The U.S. tax-qualified Monsanto Savings and Investment Plan (Monsanto SIP) was established in June 2001 as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan. The Monsanto SIP is a defined contribution profit-sharing plan with an individual account for each participant. Employees who are 18 years of age or older are generally eligible to participate in the plan. The Monsanto SIP provides for voluntary contributions, generally ranging from 1 percent to 25 percent of an employee’s eligible pay. Prior to July 8, 2012, Monsanto satisfied its matching contribution obligations under the Monsanto SIP with shares released from the leveraged employee stock ownership plan (Monsanto ESOP). Effective July 8, 2012, Monsanto satisfies its matching contribution obligations, and its new non-elective contribution for employees hired on or after July 8, 2012, with cash. The Monsanto ESOP was leveraged by debt due to Monsanto. The debt, which was repaid in full in December 2012 and has a zero balance as of Aug. 31, 2013, was repaid primarily through company contributions and dividends paid on Monsanto common stock held in the ESOP. The Monsanto ESOP debt was restructured in December 2004 to level out the future allocation of stock in an impartial manner intended to ensure equitable treatment for and generally to be in the best interests of current and future plan participants consistent with the level of benefits that Monsanto intended for the plan to provide to participants. To that end, the terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the plan, including the increased diversification rights that were provided to certain participants, was completed in accordance with the best interests of plan participants. As a result of these enhancements related to the 2004 restructuring, a liability of $55 million was recorded as of Aug. 31, 2012, to reflect the 2004 ESOP enhancements. The entire balance of the liability was considered short term and is included in accrued compensation and benefits on the Statements of Consolidated Financial Position at Aug. 31, 2012. The liability related to the 2004 ESOP refinancing was required to be paid no later than Dec. 31, 2017. Monsanto matching contributions made in cash have been applied towards satisfaction of the 2004 ESOP enhancements, resulting in no liability at Aug. 31, 2013.

The Monsanto ESOP debt was again restructured in November 2008. The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

or will be made in the future by Monsanto to benefit participants and beneficiaries of the plan, was in the best interests of participants in the plan’s ESOP component. As a result of these enhancements related to the 2008 ESOP restructuring, Monsanto committed to funding an additional $8 million to the plan, above the number of shares currently scheduled for release under the restructured debt schedule. Pursuant to the agreement, a $4 million Special Allocation was allocated proportionately to eligible participants in May 2009 and funded using plan forfeitures and dividends on Monsanto common stock held in the ESOP suspense account. A $5.7 million Special Allocation was allocated proportionately to eligible participants in August 2013 and funded with cash. This Monsanto cash contribution to the SIP was applied towards satisfying the 2008 ESOP enhancements, resulting in no liability at Aug. 31, 2013. As of Aug. 31, 2012, a liability of $5 million was recorded to reflect the 2008 ESOP enhancements, of which $1 million was considered short term and is included in accrued compensation and benefits, while the long term balance is included in other liabilities on the Statements of Consolidated Financial Position. The liability related to the 2008 ESOP refinancing was required to be paid no later than December 31 of the fifth year following the loan repayment date and in no case later than Dec. 31, 2032.
As of Aug. 31, 2013, the Monsanto ESOP held 5.1 million shares of Monsanto common stock (allocated). The unallocated shares of Monsanto common stock held by the ESOP were allocated each year to employee savings accounts as matching contributions in accordance with the terms of the Monsanto SIP. During fiscal year 2013, the remaining less than 0.1 million Monsanto shares were allocated specifically to Monsanto participants, leaving zero shares of Monsanto common stock remaining in the Monsanto ESOP and unallocated as of Aug. 31, 2013.
Contributions to the plan are required annually in amounts sufficient to fund ESOP debt repayment. Dividends paid on the shares held by the Monsanto ESOP were less than $0.1 million in 2013, $8 million in 2012, and $8 million in 2011. These dividends were greater than the cost of the shares allocated to the participants resulting in total ESOP expense of less than $1 million in 2013, 2012 and 2011. In 2013, the Monsanto SIP recognized expense of $18.4 million for matching contributions made in cash over and above the amount required to reduce the ESOP enhancements liabilities to zero, and $0.2 million for new non-elective contributions made in cash for employees hired on or after July 8, 2012, was recognized in 2013.
NOTE 21. STOCK-BASED COMPENSATION PLANS
Stock-based compensation expense of $100 million, $130 million and $105 million was recognized under Compensation – Stock Compensation topic of the ASC in fiscal years 2013, 2012 and 2011, respectively. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that are ultimately expected to vest. Compensation cost capitalized as part of inventory was $3 million, $6 million and $7 million as of Aug. 31, 2013, Aug. 31, 2012, and Aug. 31, 2011, respectively. The Compensation – Stock Compensation topic of the ASC requires that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid, which is included within operating cash flows. Monsanto’s income taxes currently payable have been reduced by the tax benefits from employee stock option exercises and restricted stock award vestings. The excess tax benefits were recorded as an increase to additional paid-in capital. The following table shows the components of stock-based compensation in the Statements of Consolidated Operations and Statements of Consolidated Cash Flows.

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Cost of Goods Sold	$(11)	$(19)	$(18)
Selling, General and Administrative Expenses	(69)	(82)	(68)
Research and Development Expenses	(20)	(29)	(27)
Restructuring Charges	—	—	8
Total Stock-Based Compensation Expense Included in Operating Expenses	(100)	(130)	(105)
Loss from Continuing Operations Before Income Taxes	(100)	(130)	(105)
Income Tax Benefit	34	43	36
Net Loss	$(66)	$(87)	$(69)
Basic Loss per Share	$(0.12)	$(0.16)	$(0.13)
Diluted Loss per Share	$(0.12)	$(0.16)	$(0.13)
Net Cash Required by Operating Activities	$(79)	$(50)	$(36)
Net Cash Provided by Financing Activities	$79	$50	$36

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Plan Descriptions: Share-based awards are designed to reward employees for their long-term contributions to the company and to provide incentives for them to remain with the company. Monsanto issues stock option awards, restricted stock, restricted stock units and deferred stock. During fiscal years 2012 and 2011, Monsanto had three compensation plans, which the company refers to as “prior equity plans,” under which the company granted awards to key officers, non-employee directors and employees of Monsanto: (1) the Monsanto Company Long-Term Incentive Plan, as amended (2000 LTIP), (2) the Monsanto Company 2005 Long-Term Incentive Plan, as previously amended and restated (2005 LTIP), and (3) the Monsanto Broad-Based Stock Option Plan, as amended (Broad-Based Plan).
On Jan. 24, 2012, Monsanto shareowners approved a total of 33.6 million shares to be available for grants of awards under the Monsanto Company 2005 Long-Term Incentive Plan as Amended and Restated as of Jan. 24, 2012 (Amended 2005 LTIP) after Aug. 31, 2011 (including for this purpose awards made after Aug. 31, 2011 under our prior equity plans). This includes 25.0 million new shares in addition to the 8.6 million shares remaining available for future grant as of Aug. 31, 2011. The delivery of shares pursuant to restricted stock, restricted stock unit and deferred stock awards will reduce the remaining available shares by 2.7. Upon shareowner approval of the Amended 2005 LTIP, no further awards may be granted under our prior equity plans, although awards granted under such plans prior to the commencement of the Amended 2005 LTIP will continue to remain outstanding under their terms. As of Aug. 31, 2013, 28.0 million shares were available for grant.
The plans provide that the term of any option granted may not exceed 10 years and that each option may be exercised for such period as may be specified in the terms and conditions of the grant, as approved by the People and Compensation Committee of the board of directors. Generally, the options vest over three years, with one-third of the total award vesting each year. Grants of restricted stock or restricted stock units generally vest at the end of a three- to five-year service period as specified in the terms and conditions of the grant, as approved by the People and Compensation Committee of the board of directors. Restricted stock and restricted stock units represent the right to receive a number of shares of stock dependent upon vesting requirements. Vesting is subject to the terms and conditions of the grant, which generally require the employees’ continued employment during the designated service period and may also be subject to Monsanto’s attainment of specified performance criteria during the designated performance period. Shares related to restricted stock and restricted stock units are released to employees upon satisfaction of all vesting requirements. During fiscal year 2011, Monsanto issued 33,030 restricted stock units to certain Monsanto employees under a one-time, broad-based program, as approved by the People and Compensation Committee of the board of directors. Compensation expense for stock options, restricted stock and restricted stock units is measured at fair value on the date of grant, net of estimated forfeitures, and recognized over the vesting period of the award.
Certain Monsanto employees outside the United States may receive stock appreciation rights or cash settled restricted stock units as part of Monsanto’s stock compensation plans. In addition, certain employees on international assignment may receive phantom stock awards that are based on the value of the company’s stock, but paid in cash upon the occurrence of certain events. Stock appreciation rights entitle employees to receive a cash amount determined by the appreciation in the fair value of the company’s common stock between the grant date of the award and the date of exercise. Cash settled restricted stock units and phantom stock awards entitle employees to receive a cash amount determined by the fair value of the company’s common stock on the vesting date. As of Aug. 31, 2013, the fair value of stock appreciation rights, cash settled restricted stock units and phantom stock accounted for as liability awards was less than $1 million, $1 million and $1 million, respectively. The fair value is remeasured at the end of each reporting period until exercised or vested, and compensation expense is recognized over the requisite service period in accordance with Compensation — Stock Compensation topic of the ASC. Share-based liabilities paid related to stock appreciation rights were less than $1 million in each of the fiscal years 2013, 2012 and 2011. Additionally, $1 million, $1 million, and less than $1 million was paid related to phantom stock in fiscal years 2013, 2012 and 2011, respectively.
Monsanto also issues share-based awards under the Monsanto Non-Employee Director Equity Incentive Compensation Plan (Director Plan) for directors who are not employees of Monsanto or its affiliates. Under the Director Plan, half of the annual retainer for each non-employee director is paid in the form of deferred stock — shares of common stock to be delivered at a specified future time. The remainder is payable, at the election of each director, in the form of restricted stock, deferred stock, current cash and/or deferred cash. The Director Plan also provides that a non-employee director will receive a one-time restricted stock grant upon becoming a member of Monsanto’s board of directors which is equivalent to the annual retainer divided by the closing stock price on the service commencement date. The restricted stock grant will vest on the third anniversary of the grant date. Awards of deferred stock and restricted stock under the Director Plan are granted under the Amended 2005 LTIP as provided for in the Director Plan. The grant date fair value of awards outstanding under the Director Plan was $13 million as of Aug. 31, 2013. Compensation expense for most awards under the Director Plan is measured at fair value at the date of grant and recognized over the vesting period of the award. There was less than $1 million, $1 million and $4 million of share-based liabilities paid under the Director Plan in 2013, 2012 and 2011, respectively. Additionally, 257,943 shares of directors’ deferred stock related to grants and dividend equivalents were vested and outstanding at Aug. 31, 2013.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the status of Monsanto’s stock options for the periods from Sept. 1, 2010, through August 31, 2013, follows:

	Options	Outstanding Weighted-Average Exercise Price
Balance Outstanding Aug. 31, 2010	20,998,207	$47.22
Granted	4,001,100	58.95
Exercised	(2,825,500)	22.96
Forfeited	(664,772)	73.08
Balance Outstanding Aug. 31, 2011	21,509,035	51.78
Granted	2,300,980	74.76
Exercised	(3,967,203)	29.51
Forfeited	(387,878)	76.12
Balance Outstanding Aug. 31, 2012	19,454,934	58.56
Granted	1,912,030	90.70
Exercised	(5,306,225)	48.33
Forfeited	(196,852)	79.95
Balance Outstanding Aug. 31, 2013	15,863,887	$65.59
At Aug. 31, 2013, 11,527,208 nonqualified stock options were exercisable. The weighted-average remaining contractual life of these stock options was 4 years and the weighted-average exercise price was $61.16 per share. The aggregate intrinsic value of these stock options was $424 million at Aug.31, 2013.
At Aug. 31, 2013, 15,442,671 nonqualified stock options were vested or expected to vest. The weighted-average remaining contractual life of these stock options was 5 years and the weighted-average exercise price was $65.26 per share. The aggregate intrinsic value of these stock options was $505 million at Aug. 31, 2013.
The weighted-average grant-date fair value of nonqualified stock options granted during fiscal years 2013, 2012 and 2011 was $21.46, $21.87 and $19.62, respectively, per share. The total pretax intrinsic value of options exercised during the fiscal years ended 2013, 2012 and 2011 was $272 million, $201 million and $123 million, respectively. Pretax unrecognized compensation expense for stock options, net of estimated forfeitures, was $36 million as of Aug. 31, 2013, and will be recognized as expense over a weighted-average remaining vesting period of 2 years.
A summary of the status of Monsanto’s restricted stock, restricted stock units and directors’ deferred stock compensation plans for fiscal year 2013 follows in the tables below:

	Restricted Stock	Weighted-Average Grant Date Fair Values	Restricted Stock Units	Weighted-Average Grant Date Fair Values	Directors’ Deferred Stock	Weighted-Average Grant Date Fair Value
Nonvested as of Aug. 31, 2012	5,865	$66.50	1,385,353	$68.20	—	$—
Granted	4,651	96.06	619,152	88.80	17,408	87.58
Vested	(2,565)	90.33	(285,303)	56.33	(17,408)	87.58
Forfeitures	—	—	(63,015)	75.55	—	—
Nonvested as of Aug. 31, 2013	7,951	$76.10	1,656,187	$77.15	—	$—
(Dollars in millions)
Pre-tax unrecognized compensation expense, net of estimated forfeitures as applicable	$1		$51		$—
Remaining weighted-average period of expense recognition/requisite service periods in years	2		2		0

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Weighted-average grant-date fair value during fiscal year			Total fair value of equity vested during fiscal year
(Dollars in millions, except per share amounts)	2013	2012	2011	2013	2012	2011
Restricted stock	$96.06	$68.93	$60.86	$—	$1	$1
Restricted stock units	$88.80	$71.65	$61.96	$16	$102	$20
Directors’ deferred stock	$87.58	$68.93	$54.75	$2	$1	$1

Valuation and Expense Information under Compensation — Stock Compensation topic of the ASC: Monsanto estimates the value of employee stock options on the date of grant using a lattice-binomial model. A lattice-binomial model requires the use of extensive actual employee exercise behavior data and a number of complex assumptions including volatility, risk-free interest rate and expected dividends. Expected volatilities used in the model are based on implied volatilities from traded options on Monsanto’s stock and historical volatility of Monsanto’s stock price. The expected life represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the model. The lattice-binomial model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The following assumptions were used to calculate the estimated value of employee stock options:

	Lattice-binomial
Assumptions	2013	2012	2011
Expected Dividend Yield	1.9%	1.8%	1.7%
Expected Volatility	23%-37%	28%-39%	31%-43%
Weighted-Average Volatility	30.4%	37.0%	41.8%
Risk-Free Interest Rates	0.85%-2.00%	0.98%-1.62%	1.82%-3.04%
Weighted-Average Risk-Free Interest Rate	1.14%	1.57%	1.85%
Expected Option Life (in years)	7	6	7
Monsanto estimates the value of restricted stock units using the fair value on the date of grant. When dividends are not paid on outstanding restricted stock units, the award is valued by reducing the grant-date price by the present value of the dividends expected to be paid, discounted at the appropriate risk-free interest rate. The fair value of restricted stock units granted is calculated using the same expected dividend yield and weighted-average risk-free interest rate assumptions as those used for stock options.
NOTE 22. CAPITAL STOCK
Monsanto is authorized to issue 1.5 billion shares of common stock, $0.01 par value, and 20 million shares of undesignated preferred stock, $0.01 par value. The board of directors has the authority, without action by the shareowners, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the company’s common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the holders of preferred stock.
The authorization of undesignated preferred stock makes it possible for Monsanto’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may deter hostile takeovers or delay attempts to change management control.
There were no shares of preferred stock outstanding as of Aug. 31, 2013, or Aug. 31, 2012. As of Aug. 31, 2013, and Aug. 31, 2012, 529.0 million and 534.4 million shares of common stock were outstanding, respectively.
In June 2013, the board of directors authorized a new share repurchase program, effective July 1, 2013, for up to $2 billion of the company's common stock over a three-year period. This repurchase program commenced on Aug. 20, 2013. For the year ended Aug. 31, 2013, 0.3 million shares have been repurchased for $30 million under the June 2013 program.
In June 2012, the board of directors authorized a share repurchase program, effective July 1, 2012, for up to $1 billion of the company’s common stock over a three year period. This repurchase program commenced on Jan. 14, 2013, and was completed on Aug. 20, 2013. For the year ended Aug. 31, 2013, 9.9 million shares have been repurchased for $1 billion under the June 2012 program.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

In June 2010, the board of directors authorized a new repurchase program of up to an additional $1 billion of the company’s common stock over a three year period beginning July 1, 2010. This repurchase program commenced on Aug. 24, 2010, and was completed on Jan. 14, 2013. For the years ended Aug. 31, 2013, Aug. 31, 2012, and Aug. 31, 2011, 0.7 million, 5.5 million and 8.1 million shares have been repurchased for $65 million, $432 million and $502 million, respectively, under the June 2010 program.

NOTE 23. ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of accumulated other comprehensive loss is as follows:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Accumulated Foreign Currency Translation Adjustments, Net of Tax	$(831)	$(602)	$270
Net Unrealized Gain on Investments, Net of Tax	8	5	—
Net Accumulated Derivative Income (Loss), Net of Tax	(115)	29	63
Postretirement Benefit Plan Activity, Net of Tax	(340)	(468)	(449)
Accumulated Other Comprehensive Loss	$(1,278)	$(1,036)	$(116)
NOTE 24. EARNINGS PER SHARE
Basic earnings per share (EPS) was computed using the weighted-average number of common shares outstanding during the periods shown in the table below. The diluted EPS computation takes into account the effect of dilutive potential common shares, as shown in the table below. Potential common shares consist of stock options, restricted stock, restricted stock units and directors’ deferred shares calculated using the treasury stock method and are excluded if their effect is antidilutive. Of those antidilutive options, certain stock options were excluded from the computations of dilutive potential common shares as their exercise prices were greater than the average market price of common shares for the period.

	Year Ended Aug. 31,
	2013	2012	2011
Weighted-Average Number of Common Shares	533.7	534.1	536.5
Dilutive Potential Common Shares	6.0	6.1	5.9
Antidilutive Potential Common Shares	1.8	6.7	11.2
Shares Excluded From Computation of Dilutive Potential Shares with Exercise Prices Greater than the Average Market Price of Common Shares for the Period	0.1	4.5	7.5

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 25. SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest and taxes during fiscal years 2013, 2012, and 2011, were as follows:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Interest	$141	$159	$151
Taxes	907	688	385
During fiscal years 2013, 2012 and 2011, the company recorded the following noncash investing and financing transactions:

•
In fourth quarter 2013, 2012 and 2011, the board of directors declared a dividend payable in first quarter 2014, 2013 and 2012, respectively. As of Aug. 31, 2013, 2012 and 2011, a dividend payable of $228 million, $200 million and $161 million, respectively, was recorded.

•
During fiscal years 2013, 2012 and 2011, the company recognized noncash transactions related to stock-based compensation and acquisitions. See Note 21 — Stock-Based Compensation Plans — for further discussion of stock-based compensation and Note 4 — Business Combinations — for acquisition activity.

•
During fiscal year 2011, the company recognized noncash transactions related to a paid-up license agreement for weed control and herbicide combination use. An intangible asset of $81 million was recorded on the Statement of Consolidated Financial Position. A deferred payment of $40 million was made in December 2011.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 26. COMMITMENTS AND CONTINGENCIES
Contractual obligations: The following table sets forth the company’s estimates of future payments under contracts as of Aug. 31, 2013.

	Payments Due by Fiscal Year Ending Aug. 31,
(Dollars in millions)	Total	2014	2015	2016	2017	2018	2019 beyond
Total Debt, including Capital Lease Obligations	$2,112	$51	$15	$309	$1	$301	$1,435
Interest Payments Relating to Long-Term Debt and Capital Lease Obligations(1)	1,471	92	92	92	84	84	1,027
Operating Lease Obligations	508	113	85	71	59	53	127
Purchase Obligations:
Uncompleted additions to property	112	84	3	25	—	—	—
Commitments to purchase inventories	2,474	1,441	271	251	225	227	59
Commitments to purchase breeding research	660	55	55	55	55	55	385
R&D alliances and joint venture obligations	133	41	23	20	17	14	18
Other purchase obligations	8	6	1	1	—	—	—
Other Liabilities:
Postretirement liabilities(2)	92	92	—	—	—	—	—
Unrecognized tax benefits(3)	110	—	—	—	—	—	—
Other liabilities	181	23	20	10	6	6	116
Total Contractual Obligations	$7,861	$1,998	$565	$834	$447	$740	$3,167

(1)	For variable rate debt, interest is calculated using the applicable rates as of Aug. 31, 2013.

(2)
Includes the company’s planned pension and other postretirement benefit contributions for 2014. The actual amounts funded in 2014 may differ from the amounts listed above. Contributions in 2015 through 2019 are excluded as those amounts are unknown. Refer to Note 18 — Postretirement Benefits — Pensions and Note 19 — Postretirement Benefits — Health Care and Other Postemployment Benefits — for more information.

(3)
Unrecognized tax benefits relate to uncertain tax positions recorded under the Income Taxes topic of the ASC. The company is unable to reasonably predict the timing of tax settlements, as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation. See Note 14 — Income Taxes — for more information.

Leases: The company routinely leases buildings for use as administrative offices or warehousing, land for research facilities, company aircraft, railcars, motor vehicles and equipment. Assets held under capital leases are included in property, plant and equipment. Certain operating leases contain renewal options that may be exercised at Monsanto’s discretion. The expected lease term is considered in the decision about whether a lease should be recorded as capital or operating.
Certain operating leases contain escalation provisions for an annual inflation adjustment factor and some are based on the CPI published by the Bureau of Labor Statistics. Additionally, certain leases require Monsanto to pay for property taxes, insurance, maintenance, and other operating expenses called rent adjustments, which are subject to change over the life of the lease. These adjustments were not determinable at the time the lease agreements were executed. Therefore, Monsanto recognizes the expenses for rent and rent adjustments when they become known and payable, which is more representative of the time pattern in which the company derives the related benefit in accordance with the Leases topic of the ASC.
Other lease agreements provide for base rent adjustments contingent upon future changes in Monsanto’s use of the leased space. At the inception of these leases, Monsanto does not have the right to control more than the percentage defined in the lease agreement of the leased property. Therefore, as the company’s use of the leased space increases, the company recognizes rent expense for the additional leased property during the period during which the company has the right to control the use of additional property in accordance with the Leases topic of the ASC.
Rent expense was $259 million for fiscal year 2013, $248 million for fiscal year 2012 and $222 million for fiscal year 2011.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Guarantees: Monsanto may provide and has provided guarantees on behalf of its consolidated subsidiaries for obligations incurred in the normal course of business. Because these are guarantees of obligations of consolidated subsidiaries, Monsanto’s consolidated financial position is not affected by the issuance of these guarantees.

Monsanto warrants the performance of certain products through standard product warranties. In addition, Monsanto provides extensive marketing programs to increase sales and enhance customer satisfaction. These programs may include performance warranty features and indemnification for risks not related to performance, both of which are provided to qualifying customers on a contractual basis. The cost of payments for claims based on performance warranties has been, and is expected to continue to be, insignificant. It is not possible to predict the maximum potential amount of future payments for indemnification for losses not related to the performance of our products (for example, replanting due to extreme weather conditions), because it is not possible to predict whether the specified contingencies will occur and if so, to what extent.
In various circumstances, Monsanto has agreed to indemnify or reimburse other parties for various losses or expenses. For example, like many other companies, Monsanto has agreed to indemnify its officers and directors for liabilities incurred by reason of their position with Monsanto. Contracts for the sale or purchase of a business or line of business may require indemnification for various events, including certain events that arose before the sale, or tax liabilities that arise before, after or in connection with the sale. Certain seed licensee arrangements indemnify the licensee against liability and damages, including legal defense costs, arising from any claims of patent, copyright, trademark, or trade secret infringement related to Monsanto’s trait technology. Germplasm licenses generally indemnify the licensee against claims related to the source or ownership of the licensed germplasm. Litigation settlement agreements may contain indemnification provisions covering future issues associated with the settled matter. Credit agreements and other financial agreements frequently require reimbursement for certain unanticipated costs resulting from changes in legal or regulatory requirements or guidelines. These agreements may also require reimbursement of withheld taxes, and additional payments that provide recipients amounts equal to the sums they would have received had no such withholding been made. Indemnities like those in this paragraph may be found in many types of agreements, including, for example, operating agreements, leases, purchase or sale agreements and other licenses. Leases may require indemnification for liabilities Monsanto’s operations may potentially create for the lessor or lessee. It is not possible to predict the maximum future payments possible under these or similar provisions because it is not possible to predict whether any of these contingencies will come to pass and if so, to what extent. Historically, these types of provisions did not have a material effect on Monsanto’s financial position, profitability or liquidity. Monsanto believes that if it were to incur a loss in any of these matters, it would not have a material effect on its financial position, profitability or liquidity. Based on the company’s current assessment of exposure, Monsanto has recorded a liability of less than $1 million and $10 million as of Aug. 31, 2013 and Aug. 31, 2012, respectively, related to these indemnifications.
Monsanto provides guarantees for certain customer loans in the United States, Brazil, Europe and Argentina. See Note 7 — Customer Financing Programs — for additional information.
Information regarding Monsanto’s indemnification obligations to Pharmacia under the Separation Agreement can be found below in the “Litigation” section of this note.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Customer Concentrations in Gross Trade Receivables: The following table sets forth Monsanto’s gross trade receivables as of Aug. 31, 2013, and Aug. 31, 2012, by significant customer concentrations:

	As of Aug. 31,
(Dollars in millions)	2013	2012
Europe-Africa(1)	$504	$416
U.S. Agricultural Product Distributors	455	674
Argentina(1)	298	257
Asia-Pacific(1)	151	195
Mexico(1)	132	128
Brazil(1)	101	120
Canada(1)	23	59
Other	119	112
Gross Trade Receivables	1,783	1,961
Less: Allowance for Doubtful Accounts	(68)	(64)
Net Trade Receivables	$1,715	$1,897

(1)	Represents customer receivables within the specified geography.
Environmental and Litigation Liabilities: Monsanto is involved in environmental remediation and legal proceedings related to its current business and also, pursuant to indemnification obligations, related to Pharmacia’s former chemical and agricultural businesses. In addition, Monsanto has liabilities established for various product claims. With respect to certain of these proceedings, Monsanto has established a reserve for the estimated liabilities. For more information on Monsanto’s policies regarding “Litigation and Other Contingencies”, see Note 2 — Significant Accounting Policies. Portions of the liability included in a reserve for which the amount and timing of cash payments are fixed or readily determinable were discounted, using a risk-free discount rate adjusted for inflation ranging from 2.5 to 3.5 percent. The remaining portions of the liability were not subject to discounting because of uncertainties in the timing of cash outlay. The following table provides a detailed summary of the discounted and undiscounted amounts included in the reserve for environmental and litigation liabilities:

(Dollars in millions)
Aggregate Undiscounted Amount	$131
Discounted Portion:
Expected payment (undiscounted) for:
2014	23
2015	20
2016	10
2017	6
2018	6
Undiscounted aggregate expected payments after 2018	116
Aggregate Amount to be Discounted as of Aug. 31, 2013	181
Discount, as of Aug. 31, 2013	(41)
Aggregate Discounted Amount Accrued as of Aug. 31, 2013	$140
Total Environmental and Litigation Reserve as of Aug. 31, 2013	$271

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Changes in the environmental and litigation liabilities for fiscal years 2011, 2012 and 2013 are as follows:

Balance at Aug. 31, 2010	$255
Payments	(53)
Accretion	11
Adjustments to liabilities recognized in fiscal year 2011	52
Balance at Aug. 31, 2011	$265
Payments	(53)
Accretion	6
Adjustments to liabilities recognized in fiscal year 2012	52
Balance at Aug. 31, 2012	$270
Payments	(35)
Accretion	5
Adjustments to liabilities recognized in fiscal year 2013	31
Total Environmental and Litigation Reserve as of Aug. 31, 2013	$271
Environmental: Included in the liability are amounts related to environmental remediation of sites associated with Pharmacia’s former chemicals and agricultural businesses, with no single site representing the majority of the environmental liability. These sites are in various stages of environmental management: at some sites, work is in the early stages of assessment and investigation, while at others the cleanup remedies have been implemented and the remaining work consists of monitoring the integrity of that remedy. The extent of Monsanto’s involvement at the various sites ranges from less than 1 percent to 100 percent of the costs currently anticipated. At some sites, Monsanto is acting under court or agency order, while at others it is acting with very minimal government involvement.
Monsanto does not currently anticipate any material loss in excess of the amount recorded for the environmental sites reflected in the liability. However, it is possible that new information about these sites for which the accrual has been established, such as results of investigations by regulatory agencies, Monsanto or other parties, could require Monsanto to reassess its potential exposure related to environmental matters. Monsanto’s future remediation expenses at these sites may be affected by a number of uncertainties. These uncertainties include, but are not limited to, the method and extent of remediation, the percentage of material attributable to Monsanto at the sites relative to that attributable to other parties, and the financial capabilities of the other potentially responsible parties. Monsanto cannot reasonably estimate any additional loss and does not expect the resolution of such uncertainties, or environmental matters not reflected in the liability, to have a material adverse effect on its consolidated results of operations, financial position, cash flows or liquidity.

Litigation: The above liability includes amounts related to certain third-party litigation with respect to Monsanto’s business, as well as tort litigation related to Pharmacia’s former chemical business, including lawsuits involving polychlorinated biphenyls (PCBs), dioxins, and other chemical and premises liability litigation. Following is a description of one of the more significant litigation matters reflected in the liability.
On Dec. 17, 2004, 15 plaintiffs filed a purported class action lawsuit, styled Virdie Allen, et al. v. Monsanto, et al., in the Putnam County, West Virginia, state court against Monsanto, Pharmacia and seven other defendants. Monsanto is named as the successor in interest to the liabilities of Pharmacia. The alleged class consists of all current and former residents, workers, and students who, between 1949 and the present, were allegedly exposed to dioxins/furans contamination in counties surrounding Nitro, West Virginia. The complaint alleges that the source of the contamination is a chemical plant in Nitro, formerly owned and operated by Pharmacia and later by Flexsys, a joint venture between Solutia and Akzo Nobel Chemicals, Inc. (Akzo Nobel). Akzo Nobel and Flexsys were named defendants in the case but Solutia was not, due to its then pending bankruptcy proceeding. The suit seeks damages for property cleanup costs, loss of real estate value, funds to test property for contamination levels, funds to test for human exposure, and future medical monitoring costs. The complaint also seeks an injunction against further contamination and punitive damages. Monsanto has agreed to indemnify and defend Akzo Nobel and the Flexsys defendant group, but on May 27, 2011, the judge dismissed both Akzo Nobel and Flexsys from the case. The class action certification hearing was held on Oct. 29, 2007. On Jan. 8, 2008, the trial court issued an order certifying the Allen (now Zina G. Bibb et al. v. Monsanto et al., because Bibb replaced Allen as class representative) case as a class action for property damage and for medical monitoring. On Nov. 2, 2011, the court, in response to defense motions, entered an order decertifying the property class. After the trial for the Bibb medical monitoring class action began on Jan. 3, 2012, the parties reached a settlement in principle as to both the

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

medical monitoring and the property class claims. The proposed settlement provides for a 30 year medical monitoring program consisting of a primary fund of up to $21 million and an additional fund of up to $63 million over the life of the program, and a three year property remediation plan with funding up to $9 million. On Feb. 24, 2012, the court preliminarily approved the parties’ proposed settlement. A fairness hearing was held June 18, 2012, resulting in the trial court's final approval of the settlement, however, that final approval has been appealed by two objectors and is pending before the West Virginia Supreme Court of Appeals.
In October 2007 and November 2009, a total of approximately 200 separate, single plaintiff civil actions were filed in Putnam County, West Virginia, against Monsanto, Pharmacia, Akzo Nobel (and several of its affiliates), Flexsys America Co. (and several of its affiliates), Solutia, and Apogee Coal Company, LLC. These cases allege personal injury occasioned by exposure to dioxin generated by the Nitro Plant during production of 2,4,5T (1949-1969) and thereafter. Monsanto has agreed to accept the tenders of defense in the matters by Pharmacia, Solutia, Akzo Nobel, Flexsys America, and Apogee Coal under a reservation of rights. During the discovery phase of these several claims, the parties reached an agreement in principle to resolve all pending personal injury claims which is reflected in the above liability.
Including litigation reflected in the liability, Monsanto is involved in various legal proceedings that arise in the ordinary course of its business or pursuant to Monsanto’s indemnification obligations to Pharmacia, as well as proceedings that management has considered to be material under SEC regulations. Some of the lawsuits seek damages in very large amounts, or seek to restrict the company’s business activities. Monsanto believes that it has meritorious legal positions and will continue to represent its interests vigorously in all of the proceedings that it is defending or prosecuting. Management does not anticipate the ultimate liabilities resulting from such proceedings, or the proceedings reflected in the above liability, will have a material adverse effect on Monsanto’s consolidated results of operations, financial position, cash flows or liquidity.
Legal actions have been filed in Brazil that raise issues challenging the right to collect certain royalties for Roundup Ready soybeans. Although Brazilian law clearly states that the pipeline patents protecting these products have the duration of the corresponding U.S. patent (2014 for Roundup Ready soybeans), the duration (and application) of these pipeline patents is currently under judicial review in Brazil. Monsanto believes it has meritorious legal arguments and will continue to represent its interests vigorously in these proceedings. The current estimate of the Company’s reasonably possible loss contingency is not material to consolidated results of operations, financial position, cash flows or liquidity.
Other Contingencies: The staff of the SEC is conducting an investigation of financial reporting associated with our customer incentive programs for glyphosate products for the fiscal years 2009 and 2010, and we have received subpoenas in connection therewith.  It is not reasonably possible to assess the outcome of the investigation at this time, but potential outcomes could include the filing of an enforcement proceeding and the imposition of civil penalties as well as non-monetary remedies, which may require the Company to incur future costs. We continue cooperating with the investigation.

NOTE 27. SEGMENT AND GEOGRAPHIC DATA

Monsanto conducts its worldwide operations through global businesses, which are aggregated into reportable segments based on similarity of products, production processes, customers, distribution methods and economic characteristics. The operating segments are aggregated into two reportable segments: Seeds and Genomics and Agricultural Productivity. The Seeds and Genomics segment consists of the global seeds and related traits businesses and biotechnology platforms. Within the Seeds and Genomics segment, Monsanto’s significant operating segments are corn seed and traits, soybean seed and traits, cotton seed and traits, vegetable seeds and all other crops seeds and traits. In February 2011, the company reorganized certain operating segments within our Agricultural Productivity reportable segment as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. The Roundup and other glyphosate-based herbicides operating segment and the other operating segments within Agricultural Productivity were combined into one operating segment titled “Agricultural Productivity” representing our weed management platform and to support our Seeds and Genomics business. The change in operating segments had no impact on the company’s reportable segments. The historical segment disclosures have been recast to be consistent with the current presentation. EBIT is defined as earnings (loss) before interest and taxes and is an operating performance measure for the two reportable segments. EBIT is useful to management in demonstrating the operational profitability of the segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. Sales between segments were not significant. Certain SG&A expenses are allocated between segments based on activity.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Data for the Seeds and Genomics and Agricultural Productivity reportable segments, as well as for Monsanto’s significant operating segments, are presented in the table that follows:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
Net Sales(1)
Corn seed and traits	$6,596	$5,814	$4,805
Soybean seed and traits	1,653	1,771	1,542
Cotton seed and traits	695	779	847
Vegetable seeds	821	851	895
All other crops seeds and traits	575	574	493
Total Seeds and Genomics	$10,340	$9,789	$8,582
Agricultural productivity	4,521	3,715	3,240
Total Agricultural Productivity	$4,521	$3,715	$3,240
Total	$14,861	$13,504	$11,822
Gross Profit
Corn seed and traits	$3,929	$3,589	$2,864
Soybean seed and traits	948	1,160	1,045
Cotton seed and traits	519	585	642
Vegetable seeds	337	419	534
All other crops seeds and traits	350	306	221
Total Seeds and Genomics	$6,083	$6,059	$5,306
Agricultural productivity	1,570	986	773
Total Agricultural Productivity	$1,570	$986	$773
Total	$7,653	$7,045	$6,079
EBIT(2)(3)(5)
Seeds and genomics	$2,412	$2,570	$2,106
Agricultural productivity	1,048	477	281
Total	$3,460	$3,047	$2,387
Depreciation and Amortization Expense
Seeds and genomics	$495	$510	$496
Agricultural productivity	120	112	117
Total	$615	$622	$613
Equity Affiliate Income(6)
Seeds and genomics	$(15)	$(10)	$(21)
Agricultural productivity	—	—	—
Total	$(15)	$(10)	$(21)
Total Assets(4)
Seeds and genomics	$16,246	$15,944	$15,351
Agricultural productivity	4,418	4,280	4,493
Total	$20,664	$20,224	$19,844
Property, Plant and Equipment Purchases
Seeds and genomics	$619	$493	$434
Agricultural productivity	122	153	106
Total	$741	$646	$540
Investment in Equity Affiliates
Seeds and genomics	$91	$142	$141
Agricultural productivity	—	—	—
Total	$91	$142	$141

(1)	Represents net sales from continuing operations.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2)
EBIT is defined as earnings (loss) before interest and taxes; see the following table for reconciliation. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under generally accepted accounting principles. EBIT is an operating performance measure for the two reportable segments.

(3)	Agricultural Productivity EBIT includes income of $17 million, $10 million and $3 million from discontinued operations for fiscal years 2013, 2012 and 2011, respectively.

(4)	Includes assets recorded in continuing operations and discontinued operations.

(5)	EBIT includes restructuring charges for fiscal years 2012 and 2011. See Note 5 — Restructuring — for additional information.

(6)	Equity affiliate income is included in Other expense, net in the Statements of Consolidated Operations.

 A reconciliation of EBIT to net income for each period follows:

	Year Ended Aug. 31,
(Dollars in millions)	2013	2012	2011
EBIT(1)	$3,460	$3,047	$2,387
Interest Expense — Net	80	114	88
Income Tax Provision(2)	898	888	692
Net Income Attributable to Monsanto Company	$2,482	$2,045	$1,607

(1)	Includes the income from operations of discontinued businesses and pre-tax noncontrolling interest.

(2)	Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest and the income tax provision on discontinued operations.
Net sales and long-lived assets are attributed to the geographic areas of the relevant Monsanto legal entities. For example, a sale from the United States to a customer in Brazil is reported as a U.S. export sale.

	Net Sales to Unaffiliated Customers			Long-Lived Assets
	Year Ended Aug. 31,			As of Aug. 31,
(Dollars in millions)	2013	2012	2011	2013	2012
United States	$8,044	$7,367	$6,372	$6,881	$6,950
Europe-Africa	2,042	1,716	1,515	1,345	1,155
Brazil	1,547	1,588	1,276	696	760
Asia-Pacific	806	837	841	270	308
Argentina	1,121	873	773	347	272
Canada	615	541	458	100	98
Mexico	466	385	362	118	104
Other	220	197	225	376	369
Total	$14,861	$13,504	$11,822	$10,133	$10,016

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 28. QUARTERLY DATA (UNAUDITED)
The following tables also include financial data for the fiscal year quarters in 2013 and 2012 which have been adjusted for discontinued operations.

(Dollars in millions, except per share amounts)
	1st	2nd	3rd	4th
2013	Quarter	Quarter	Quarter	Quarter	Total
Net Sales	$2,939	$5,472	$4,248	$2,202	$14,861
Gross Profit	1,397	3,070	2,262	924	7,653
Income (Loss) from Continuing Operations Attributable to Monsanto Company	332	1,479	909	(249)	2,471
Income on Discontinued Operations	7	4	—	—	11
Net Income (Loss)	349	1,483	932	(239)	2,525
Net Income (Loss) Attributable to Monsanto Company	$339	$1,483	$909	$(249)	$2,482
Basic Earnings (Loss) per Share Attributable to Monsanto Company:(1)
Income (Loss) from continuing operations	$0.62	$2.77	$1.70	$(0.47)	$4.63
Income on discontinued operations	0.01	0.01	—	—	0.02
Net Income (Loss) Attributable to Monsanto Company	$0.63	$2.78	$1.70	$(0.47)	$4.65
Diluted Earnings (Loss) per Share Attributable to Monsanto Company:(1)
Income (Loss) from continuing operations	$0.62	$2.73	$1.68	$(0.47)	$4.58
Income on discontinued operations	0.01	0.01	—	—	0.02
Net Income (Loss) Attributable to Monsanto Company	$0.63	$2.74	$1.68	$(0.47)	$4.60
2012
Net Sales	$2,439	$4,748	$4,219	$2,098	$13,504
Gross Profit	1,096	2,705	2,363	881	7,045
Income (Loss) from Continuing Operations Attributable to Monsanto Company	126	1,204	939	(230)	2,039
Income (Loss) on Discontinued Operations	—	7	(2)	1	6
Net Income (Loss)	134	1,212	966	(219)	2,093
Net Income (Loss) Attributable to Monsanto Company	$126	$1,211	$937	$(229)	$2,045
Basic Earnings (Loss) per Share Attributable to Monsanto Company:(1)
Income (Loss) from continuing operations	$0.24	$2.25	$1.76	$(0.43)	$3.82
Income (Loss) on discontinued operations	—	0.02	—	(0.01)	0.01
Net Income (Loss) Attributable to Monsanto Company	$0.24	$2.27	$1.76	$(0.44)	$3.83
Diluted Earnings (Loss) per Share Attributable to Monsanto Company:(1)
Income (Loss) from continuing operations	$0.23	$2.23	$1.74	$(0.42)	$3.78
Income on discontinued operations	—	0.01	—	—	0.01
Net Income (Loss) Attributable to Monsanto Company	$0.23	$2.24	$1.74	$(0.42)	$3.79

(1)
Because Monsanto reported a loss from continuing operations in the fourth quarter 2013 and 2012, generally accepted accounting principles require diluted loss per share to be calculated using weighted-average common shares outstanding, excluding common stock equivalents. As a result, the quarterly earnings (loss) per share may not total to the full-year amount.

MONSANTO COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 29. SUBSEQUENT EVENTS

In February 2014, Monsanto entered into a collaboration agreement with Novozymes to launch a BioAg Alliance. Monsanto paid Novozymes an aggregate upfront cash payment of $300 million for recognition of Novozymes ongoing business and capabilities in microbials and for Novozymes' ability to supply the alliance products.

In November 2013, Monsanto acquired 100 percent of the outstanding stock of The Climate Corporation, a San Francisco, California based company. The Climate Corporation is a leading data analytics company with core capabilities around hyper local weather monitoring, weather simulation and agronomic modeling which has allowed them to develop risk management tools and agronomic decision support tools for growers. The acquisition will combine The Climate Corporation's expertise in agriculture risk-management with Monsanto’s R&D capabilities, and is expected to further enable farmers to significantly improve productivity and better manage risk from variables that could limit agriculture production. The acquisition of the company qualifies as a business under the Business Combinations topic of the ASC. Acquisition costs were $17 million, of which $1 million was recorded in the first quarter of 2014. These costs were classified as selling, general and administrative expenses. The total fair value of the acquisition was $932 million and the total cash paid for the acquisition was $917 million (net of cash acquired). The fair value was primarily allocated to goodwill and intangibles. The primary item that generated goodwill was the premium paid by the company for the right to control the acquired business and technology. The goodwill is not deductible for tax purposes.